EXECUTION VERSION
CREDIT AGREEMENT
Dated as of August 26, 2008
among
Warnaco Inc.,
as Borrower
The Warnaco Group, Inc.,
as a Guarantor
The Lenders and Issuers from Time to Time Party Hereto
Bank of America, N.A.,
as Administrative Agent
Bank of America, N.A.,
as Collateral Agent
Banc of America Securities LLC and Deutsche Bank Securities Inc.,
as Joint Lead Arrangers
Banc of America Securities LLC, Deutsche Bank Securities Inc. and
J.P. Morgan Securities Inc,
as Joint Bookrunners
deutsche bank Securities inc.,
as Sole Syndication Agent
and
HSBC Business Credit (USA) Inc.,
JPMorgan Chase Bank, N.A.
and
RBS Business Capital,
a division of RBS Asset Finance Inc.,
as Co-Documentation Agents
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022

          Credit Agreement, dated as of August 26, 2008, among Warnaco Inc., a Delaware corporation (the “Borrower”), The Warnaco Group, Inc., a Delaware corporation (“Group”), the Lenders (as defined below), the Issuers (as defined below), Bank of America, N.A. (“BofA”), as administrative agent for the Revolving Credit Facility (as defined below) (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders and the Issuers (in such capacity, the “Collateral Agent”), Banc of America Securities LLC (“BAS”) and Deutsche Bank Securities Inc. (“DBSI”), as joint lead arrangers (in such capacity, the “Arrangers”), BAS, DBSI and J.P. Morgan Securities Inc., as joint bookrunners (in such capacity, collectively, the “Joint Bookrunners”), DBSI, as sole syndication agent for the Lenders and the Issuers (in such capacity, the “Syndication Agent” and together with the Administrative Agent and the Collateral Agent, collectively, the “Agents”), and HSBC Business Credit (USA) Inc., JPMorgan Chase Bank, N.A. and RBS Business Capital, a division of RBS Asset Finance Inc., each as a co-documentation agent for the Lenders and Issuers (in such capacity, collectively, the “Co-Documentation Agents”).
W i t n e s s e t h:
          Whereas, the Borrower has requested that the Lenders and the Issuers make available to the Borrower for the purposes specified in this Agreement (as defined below) a revolving credit and letter of credit facility;
          Whereas, the Lenders and Issuers are willing to make available to the Borrower such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;
          Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
          Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accelerated Borrowing Base Certificate Delivery Date” means any date on which the Available Credit has been less than 15% of the Aggregate Borrowing Limit for five consecutive Business Days.
          “Accelerated Borrowing Base Certificate Delivery Period” means the period commencing on an Accelerated Borrowing Base Certificate Delivery Date and ending on the first day after any 45 consecutive day period, commencing after such Accelerated Borrowing Base Certificate Delivery Date, during which the Available Credit equals or exceeds 15% of the Aggregate Borrowing Limit for each day during such 45 consecutive day period and no Event of Default has occurred or existed (or ending such earlier time after the commencement of such Accelerated Borrowing Base Certificate Delivery Date that the Available Credit equals or exceeds 15% of the Aggregate Borrowing Limit as the Administrative Agent shall agree in writing in its sole discretion).
          “Account” has the meaning specified in the Pledge and Security Agreement.
          “Account Debtor” has the meaning specified in the Pledge and Security Agreement.

          “Adjusted Orderly Liquidation Value Rate” means 90% of the Orderly Liquidation Value Rate (or, in the case of Eligible Inventory consisting of Documented Non-Letter of Credit Inventory or Inventory covered by Documentary Letters of Credit, 85% of the Orderly Liquidation Value Rate).
          “Administrative Agent” has the meaning specified in the preamble to this Agreement.
          “Advance Rate” means, for each category of Collateral set forth below, the rate set forth below (as a percentage of book value) opposite such category of Collateral:

Category	Rate
Eligible Receivables	85%

Eligible Inventory (other than Documented Non-Letter of Credit Inventory and Inventory covered by Documentary Letters of Credit)	80%
provided, that (a) if at any time the product of (i) the Adjusted Orderly Liquidation Value Rate and (ii) the sum of Eligible Inventory (other than Documented Non-Letter of Credit Inventory and Inventory covered by Documentary Letters of Credit) of each Loan Party (valued, in each case, at the lower of cost and market on a first-in, first-out basis) is less than the aggregate Borrowing Base attributable to such Inventory under clause (a)(ii)(x) of the definition of Borrowing Base (calculated using the above Advance Rate), then, at the sole discretion of the Administrative Agent, exercised reasonably, the effective Advance Rate for Eligible Inventory will be adjusted (until delivery of the next Appraisal) to a level that would cause such Advance Rate to effectively equal the Adjusted Orderly Liquidation Value Rate; and (b) any reduction in the foregoing advance rates (or any increase up to the rates set forth above) shall be determined by the Administrative Agent in its sole discretion exercised reasonably and shall take effect 10 Business Days (or, if pursuant to clause (a) above, three (3) Business Days) after the Administrative Agent delivers written notice thereof to the Borrower.
          “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Affiliated Account Debtor” means, (a) in relation to an Account Debtor that is a Governmental Authority, any other Account Debtor that is a Governmental Authority, and (b) in relation to an Account Debtor that is not a Governmental Authority, each Account Debtor that is an Affiliate of such Account Debtor.
          “Agent Affiliate” has the meaning specified in Section 10.9(c).
          “Agents” has the meaning specified in the preamble to this Agreement.
          “Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          “Agreement Accounting Principles” means, subject to Section 1.3, GAAP or, if (x) the Securities and Exchange Commission requires or permits United States reporting companies to utilize the IFRS in lieu of GAAP for reporting purposes and (y) Group adopts the IFRS with the agreement of its independent public accountants, the IFRS, each as in effect from time to time, applied in a manner consistent with that used in the preparation of the audited annual Financial Statements referred to in Section 6.1(c); provided that if the adoption by Group of the IFRS results in a change in any of the calculations required by Article V, Article VI or Article VIII or in the definition of “Applicable Margin” or “Permitted Acquisition”, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by Group and the Borrower or the determination of the “Applicable Margin” or the calculation of the Fixed Charge Coverage Ratio in the definition of “Permitted Acquisition” shall be the same after such adoption as if such adoption had not been made; and provided, further, that the adoption of the IFRS (to the extent that such adoption would affect a calculation that measures compliance with any covenant contained in Article V, Article VI or Article VIII or in the definition of “Applicable Margin” or "Permitted Acquisition”) shall not be given effect until such provisions are amended to reflect such adoption.
          “Aggregate Borrowing Base” means, at any time, the aggregate of the Borrowing Base and the Borrowing Base (as defined in the Canadian Facility) at such time.
          “Aggregate Borrowing Limit” means, at any time, the lesser of (i) the sum of the Revolving Credit Commitments and Revolving Credit Commitments (as defined in the Canadian Facility) in effect at such time and (ii) the Aggregate Borrowing Base at such time.
          “Alternative Currency” means the lawful currency of each of the European Union, the United Kingdom, Canada and Hong Kong, provided that in each case such currency is freely transferable into Dollars.
          “Anniversary Date” means each anniversary of the Closing Date.
          “Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office, in the case of a Base Rate Loan, and its Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.
          “Applicable Margin” means, as of any date of determination, (a) from and after the Closing Date but prior to the date 10 Business Days after delivery by Group to the Administrative Agent of Financial Statements pursuant to Section 6.1(b) for the Fiscal Quarter ending on or about March 31, 2009, a per annum rate equal to 1.75% (in the case of Eurodollar Rate Loans) and .75% (in the case of Base Rate Loans) and (b) from and after the date 10 Business Days after delivery by Group to the Administrative Agent of Financial Statements pursuant to Section 6.1(b) for the Fiscal Quarter ending on or about March 31, 2009, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Leverage Ratio of Group (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(b) or Section 6.1(c)) set forth below:

	Base Rate	Eurodollar
Leverage Ratio	Loans	Rate Loans
Greater than 1.75 to 1	1.00%	2.00%
Less than or equal to 1.75 to 1 and greater than 0.50 to 1.75%		1.75%
Less than or equal to 0.50 to 1.50%		1.50%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective 10 Business Days after delivery by Group to the Administrative Agent of new Financial Statements pursuant to Section 6.1(b) or Section 6.1(c) as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio of Group), if Group shall fail to deliver such Financial Statements within any of the time periods required under Section 6.1(b) or Section 6.1(c) (as either such section has been amended, waived or otherwise modified), the Applicable Margin from and including the day on which such Financial Statements were due, to but not including the date 10 Business Days after Group delivers to the Administrative Agent such Financial Statements, shall equal the highest possible Applicable Margin provided for by this definition.
          “Applicable Unused Commitment Fee Rate” means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the respective Level (i.e., Level 1 or Level 2, as the case may be) of Average Revolver Usage for the calendar quarter most recently ended (or, for the first payment of the Unused Commitment Fee under Section 2.12(a), for the period commencing on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date occurred); provided that the Applicable Unused Commitment Fee Rate shall not change until 5 Business Days after the end of such calendar quarter (or shorter period).

	Average
Level	Revolver Usage	Unused Commitment Fee
Level 1	Less than 50%	0.50%

Level 2	Equal to or greater than 50%	0.375%
          “Appraisal” means each appraisal that is conducted prior to, on or after the Closing Date pursuant to Section 6.12(b) for purposes of determining the Borrowing Base, in form and substance acceptable to the Administrative Agent and performed by an appraiser that is satisfactory to the Administrative Agent.
          “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to any Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material, provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing (other than a Notice of Borrowing, Swing Loan Request or Notice of Conversion or Continuation sent by e-mail in accordance with the terms hereof; provided, that (A) the Borrower shall confirm each such notice by prompt delivery to the Administrative Agent of a Notice of Borrowing, Swing Loan Request or Notice of Conversion or Continuation, as applicable, in a manner permitted by Section 11.8 (other than by electronic mail, Approved Electronic Platform, internet website or other electronic transmission), but if it differs in any material respect from the action taken by any Facility Agent or Lender, the records of the applicable Facility Agents and Lenders shall govern, (B) each Facility Agent and Lender shall be entitled to rely on such e-mail notice (and regardless of whether any confirmation is received by the Administrative

Agent) and (C) no Facility Agent or Lender shall have any liability for any loss suffered by the Borrower or any other Loan Party as a result of a Facility Agent or any Lender acting upon such e-mailed instructions), (ii) any notice pursuant to Section 2.8 or Section 2.9 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) any notice of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article II or Section 2.4(a) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
          “Approved Electronic Platform” has the meaning specified in Section 10.9.
          “Approved Fund” means any Fund that is advised or managed by (a) an Agent or a Lender, (b) an Affiliate of any Agent or any Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.
          “Arrangers” has the meaning specified in the preamble to this Agreement.
          “Asset Sale” has the meaning specified in Section 8.4.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.
          “Assumption Agreement” means an assumption agreement entered into by a Lender or an Eligible Assignee pursuant to Section 2.18, in form acceptable to the Administrative Agent.
          “Availability Reserves” means, as of three (3) Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (except that no such advance notice shall be required with respect to any amounts established on or prior to the Closing Date so long as the Administrative Agent notifies the Borrower of such amounts on or prior to the Closing Date, which amounts shall be in effect as of the Closing Date), such amounts as the Administrative Agent may from time to time establish against the Revolving Credit Facility, in the Administrative Agent’s sole discretion exercised reasonably, in order to (a) preserve the value of the Collateral or the Collateral Agent’s Lien thereon and/or (b) provide for the payment of unanticipated liabilities of any of the Loan Parties arising after the Closing Date and, to the extent that the Administrative Agent is not aware of same on the Closing Date, arising on or prior to the Closing Date and/or (c) provide for the effect, or anticipated effect, of the loss of the benefit to the Warnaco Entities of a Material License.
          “Available Credit” means, at any time, the sum of the Available U.S. Credit at such time and the Dollar Equivalent of the Available Canadian Credit (as defined in the Canadian Facility) at such time; provided that in no event shall the Dollar Equivalent of the amount of Available Canadian Credit included in the determination of “Available Credit” at any time exceed 25% of the Available Credit at such time.
          “Available U.S. Credit” means, at any time, (a) the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time minus (b) the sum of (i) the aggregate Revolving Credit Outstandings at such time and (ii) the aggregate amount of any Availability Reserve in effect at such time.

          “Average Revolver Usage” means, for any period, an amount equal to (i) the quotient of (x) the sum of the Revolving Credit Outstandings (excluding the amount of any outstanding Swing Loans) for each day during such period, divided by (y) the number of days in such period, divided by (ii) the quotient of (x) the sum of the Revolving Credit Commitments of the Lenders for each day during such period, divided by (y) the number of days in such period, all as determined by the Administrative Agent.
          “Bailee’s Letter” means a letter in form and substance acceptable to the Administrative Agent and executed by any Person (other than a Loan Party) that is in possession of Inventory on behalf of a Loan Party pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.
          “Bankruptcy Code” means title 11, United States Code, as amended from time to time.
          “BAS” has the meaning specified in the preamble to this Agreement.
          “Base Rate” means, for any day, the greater of (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by BofA based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate) or (b) the Federal Funds Rate in effect for such day, plus 0.50% per annum, provided, that, in the Administrative Agent’s sole discretion, such amount is subject to change at any time without notice to the Borrower (it being understood and agreed that no change shall be made under this proviso except as a result of a change in the above “prime rate” or Federal Funds Rate). With respect to any determination of any interest rate which is based on the Base Rate, any change in the prime rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change, and any change in the Federal Funds Rate shall take effect as of the date of such change.
          “Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.
          “Blocked Account” has the meaning specified in the Pledge and Security Agreement.
          “Blocked Account Bank” has the meaning specified in the Pledge and Security Agreement.
          “Blocked Account Letter” has the meaning specified in the Pledge and Security Agreement.
          “BofA” has the meaning specified in the preamble to this Agreement.
          “Borrower” has the meaning specified in the preamble to this Agreement.
          “Borrowing” means a Revolving Credit Borrowing.
          “Borrowing Base” means, at any time, the Dollar Equivalent of (a) the sum of (i) the product of the Advance Rate then in effect for Eligible Receivables and the face amount of all Eligible Receivables of each Loan Party (calculated net of all finance charges, late fees and other fees which are unearned, sales, excise or similar taxes, and credits or allowances granted at such time), (ii) the sum of (x) the product of the Advance Rate then in effect for Eligible Inventory and the value of the Eligible Inventory (other than Documented Non-Letter of Credit Inventory and Inventory covered by Documentary Letters of Credit) of each Loan Party (valued, in each case, at the lower of cost and market on a first-in, first-out basis) and (y) subject to the proviso in the last sentence of the definition of Eligible Inventory, the product of the Adjusted Orderly Liquidation Value Rate then in effect and the sum of (1) the value of the Eligible Inventory consisting of Documented Non-Letter of Credit Inventory of each Loan Party (valued, in each case, at the lower of cost and market on a first-in, first-out basis) and (2) the value of the Eligible Inventory consisting of Inventory covered by Documentary Letters of Credit of each Loan Party (which value under this clause (2) shall be deemed to be the aggregate undrawn amount of such Documentary Letters of Credit at such time) and (iii) the lesser of (x) that amount which is the excess of $35,000,000 over the Dollar Equivalent of the aggregate amount of cash and Permitted Cash Equivalents (as defined in the Canadian Facility) held in the Special Cash Collateral Account (as defined in the Canadian Facility) at such time and (y) the aggregate amount of cash and Permitted Cash Equivalents held in the Special Cash Collateral Account at such time (but only so long as such cash, Permitted Cash Equivalents and account are subject to a valid and perfected first priority Lien in favor of the Collateral Agent) minus (b) any Eligibility Reserve, and, in the case of Eligible Receivables, any Dilution Reserve then in effect.
          “Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by the Borrower to the Administrative Agent substantially in the form of Exhibit E.
          “Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York or Charlotte, North Carolina, and, (a) in the case of Letters of Credit Issued in Euros or within the European Union, in London, (b) in the case of Letters of Credit Issued in Canadian dollars or in Canada, in the Province of Ontario, Canada, (c) in the case of Letters of Credit Issued in Hong Kong dollars or in Hong Kong, in Hong Kong, and, (d) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.
          “Canadian Borrower” means Warnaco of Canada Company.
          “Canadian Facility” means the Credit Agreement, dated as of the date hereof, among the Canadian Borrower, Group, the lenders and letter of credit issuers party thereto from time to time, BofA, as administrative agent and as collateral agent, and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Canadian Secured Obligations” means the Secured Obligations (as defined in the Canadian Facility).
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries on a consolidated basis prepared in conformity with Agreement Accounting Principles, excluding (i) interest capitalized during construction, (ii) amounts expended on leasehold improvements for which such Person has received a commitment of reimbursement from the landlord; provided, that if any such amount is not reimbursed within six months after the expenditure (the “Reimbursement Expiration Date”), such amount will be counted towards Capital Expenditures as if such amount had been expended on the Reimbursement Expiration Date, (iii) amounts credited to, or received by, any Warnaco Entity in connection with a substantially contemporaneous trade in and (iv) reinvestments of Net Cash Proceeds in replacement assets pursuant to Section 2.9(c)(i) and Section 2.9(c)(i) of the Canadian Facility.

          “Capital Lease” means, with respect to any Person, any lease of property by such Person as lessee which would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with Agreement Accounting Principles.
          “Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with Agreement Accounting Principles.
          “Cash Collateral Account” has the meaning specified in the Pledge and Security Agreement.
          “Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof (including, without limitation, the Federal Home Loan Mortgage Association, the Federal Home Loan Bank, the Federal National Mortgage Association and the Governmental National Mortgage Association) or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States or, in the case of a Foreign Subsidiary, securities issued or fully guaranteed or insured by the federal government of the country under which such Foreign Subsidiary was formed or any agency thereof or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such federal government, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) which, at the time of acquisition, are rated at least “A-1” by Standard & Poor’s Rating Services (“S&P”) or “P-1” by Moody’s Investors Services, Inc. (“Moody’s”), (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (c) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a) through (c) above shall not exceed 365 days.
          “Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.
          “Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automatic clearing house and other cash management arrangements) provided by any Agent, Lender or any Affiliate of any Agent or Lender in connection with this Agreement or any Loan Document, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.
          “Cash on Hand” means an amount equal to the amount of cash and Cash Equivalents on deposit in the Cash Collateral Accounts less the aggregate amount of accounts payable and other unpaid expenses of the Warnaco Entities which, in Group’s reasonable judgment, are in excess of ordinary course accounts payable and unpaid expenses as certified in a certificate of a Responsible Officer of Group delivered to the Administrative Agent prior to the repurchase of any Senior Notes.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
          “Change of Control” means any of the following: (a) Group shall at any time cease to have legal and beneficial ownership of 100% of the capital stock of the Borrower, or, directly or indirectly, any other Loan Party (except if such other Loan Party shall be disposed of pursuant to an Asset Sale permitted by Section 8.4 or if such parties shall merge, liquidate or dissolve in accordance with Section 8.7); or (b) any Person, or two or more Persons acting in concert, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Group (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Group; or (c) any Person, or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Group, or control over Voting Stock of Group (or other securities convertible into such securities) representing 35% or more of combined voting power of all Voting Stock of Group or (d) so long as the Senior Note Indenture is in effect or any Senior Notes are outstanding, any “Change of Control” as defined in the Senior Note Indenture.
          “Chargeback” means a deduction from a Receivable taken by a customer.
          “Chattel Paper” has the meaning specified in the Pledge and Security Agreement.
          “Closing Date” means the first date on which each of the conditions set forth in Section 3.1 have been satisfied.
          “Co-Documentation Agents” has the meaning specified in the preamble to this Agreement.
          “Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.
          “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.
          “Collateral Agent” has the meaning specified in the preamble to this Agreement.
          “Collateral Documents” means the Pledge and Security Agreement, other pledge or security agreements, the Mortgages, the Blocked Account Letters, the Restricted Account Letters, the Control Account Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of any of the Secured Obligations.
          “Collections” means, with respect to any Receivable: (a) all funds that are received by any Loan Party in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Account Debtor or any other Person directly or indirectly liable for the payment of such Receivable and available to be applied thereon) and (b) all other proceeds of such Receivable.

          “Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and “Commitments” means the aggregate Revolving Credit Commitments of all Lenders.
          “Compliance Certificate” has the meaning specified in Section 6.1(d).
          “Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with Agreement Accounting Principles; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person in accordance with Agreement Accounting Principles) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) any net gain (or loss) resulting from an Asset Sale by such Person or any of its Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary gains and losses and any one-time increase or decrease to net income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by Agreement Accounting Principles shall be excluded.
          “Constituent Documents” means, with respect to any Person, (a) the articles/certificate of incorporation (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Stock.
          “Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.
          “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.
          “Control Account” has the meaning specified in the Pledge and Security Agreement.
          “Control Account Agreement” has the meaning specified in the Pledge and Security Agreement.
          “Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s

Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.
          “Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Loan Parties in effect on the Closing Date and as disclosed in writing to the Lenders, as such credit and collection policies and practices may be modified in any material respect with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and with a copy of any such modification (whether material or not) to be delivered to the Administrative Agent promptly after its effectiveness.
          “Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
          (a) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Agreement Accounting Principles;
          (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other like liens imposed by law or otherwise incurred, in each instance, in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Agreement Accounting Principles, or deposits or pledges to obtain the release of any such Liens;
          (c) deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business;
          (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances or such other matters as disclosed in Mortgagee’s Title Insurance Policy on the use of Real Property which do not materially detract from the value of such Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;
          (e) encumbrances arising under leases or subleases of Real Property which do not in the aggregate materially detract from the value of such Real Property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property; and
          (f) financing statements of a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business.
          “DBSI” has the meaning specified in the preamble to this Agreement.
          “Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.
          “Defaulted Receivable” means a Receivable:

          (a) in the case of a Receivable that is not an Extended Term Receivable, as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment,
          (b) in the case of a Receivable that is an Extended Term Receivable, as to which any payment, or part thereof, remains unpaid for 30 days or more from the original due date for such payment,
          (c) unless otherwise agreed in writing by the Administrative Agent in its sole discretion exercised reasonably, the Account Debtor of such Receivable (or any other Person obligated thereon or owning any Related Security with respect thereto) has: (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors; (ii) made an assignment for the benefit of creditors; (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law; (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation; or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, or
          (d) which, has been, or, consistent with the Credit and Collection Policy would be, written off a Loan Party’s books as uncollectible.
          “Deposit Account” has the meaning given to such term in the UCC.
          “Dilution” means, at any given time in respect of all Accounts of the Loan Parties, 100 times a quotient, (a) the numerator of which is the sum (for the most recent twelve months) of any net credits, rebates, markdowns, freight charges, cash discounts, volume, early payment and other discounts, cooperative advertising expenses, warranties, warehouse and other allowances, disputes, chargebacks, defective returns, other returned or repossessed goods, reductions in balance in respect of billing errors or adjustments to estimated billing settlements for defective products or other reasons, allowances for early payments and other similar allowances that are made or coordinated with the usual practices of the Loan Party owning such Account and (b) the denominator of which is the sum (for the most recent twelve months) of the gross amount of any sales made on account (including, without limitation, the original balances of such Accounts).
          “Dilution Reserve” means, effective as of three (3) Business Days following the date of written notice of any determination thereof to the Borrower by the Administrative Agent (except that no such advance notice shall be required with respect to any amounts established on or prior to the Closing Date, which amounts shall be in effect as of the Closing Date), such amounts as the Administrative Agent may from time to time establish against the gross amounts of Eligible Receivables, calculated as an aggregate amount equal to the product of (x) the gross amount of Eligible Receivables times (y) the percentage (but not below 0%) equal to that percentage of Dilution reported in the most recent Borrowing Base Certificate delivered to the Administrative Agent that is in excess of 5% of Dilution.
          “Document” has the meaning specified in Article 9 of the UCC.
          “Documentary Letter of Credit Inventory Conditions” means, with respect to any Inventory covered by a Documentary Letter of Credit, that such Inventory (a) is subject to a negotiable Document showing the Collateral Agent (or, with the consent of the Administrative Agent, the applicable Loan Party) as consignee, which Document is in the possession of the Collateral Agent or such other Person as the Administrative Agent shall approve; (b) is insured in a manner reasonably satisfactory to the Administrative Agent; (c) is owned by the applicable Loan Party (that is, title has passed to such Loan Party); (d) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory; (e) is not subject to any import restrictions or requirements that the applicable Loan Party, in the Administrative Agent’s good faith judgment, is unable to comply with; (f) is shipped by a common carrier that is not controlled by the vendor; and (g) is subject to a valid and perfected first priority Lien in favor of the Collateral Agent under the UCC.
          “Documentary Letter of Credit” means any Letter of Credit Issued by an Issuer pursuant to Section 2.4 for the account of the Borrower, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by Group or any of its Subsidiaries in the ordinary course of its business.
          “Documented Non-Letter of Credit Inventory” means Inventory of a Loan Party (i) that is not covered by a Documentary Letter of Credit, (ii) that is in transit from a vendor from outside the United States of America, (iii) that is subject to a valid and perfected first priority Lien in favor of the Collateral Agent under the UCC and (iv) as to which such other conditions (including, without limitation, receipt of documentation) as the Administrative Agent shall request, in its sole discretion exercised reasonably, have been satisfied.
          “Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the mid-range rate of exchange quoted by the Wall Street Journal for such Alternative Currency under its “Exchange Rates” column on the Business Day preceding the date of determination and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it reasonably deems appropriate; provided, however, if such amount is expressed in an Alternative Currency and such amount relates to the Issuance of a Letter of Credit by any Issuer, the “Dollar Equivalent” shall mean the equivalent of such amount in Dollars as determined by such Issuer using any customary method of determination it reasonably deems appropriate.
          “Dollars” and the sign “$” each mean the lawful money of the United States of America.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance or Assumption Agreement by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Domestic Subsidiary” means any Subsidiary of Group organized under the laws of any state of the United States of America or the District of Columbia.
          “Earnout Obligations” means earn-outs and deferred compensation incurred in connection with any Permitted Acquisition or Investment permitted under Section 8.3(l) consummated after the Closing Date under non-compete agreements, consulting agreements, earn-out agreements and similar deferred compensation arrangements (including such as may be contained in the purchase agreement or related documents for such Permitted Acquisition). The unpaid amount of Earnout Obligations to be determined at any time with respect to any such Permitted Acquisition shall be calculated on the basis of the maximum determinable amount payable with respect to such Permitted Acquisition, or such lesser amount thereof agreed to by the Administrative Agent in its sole discretion.
          “EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) loss from the sale, exchange or other disposition of capital assets, (v) depreciation, depletion and amortization of intangibles or financing or acquisition costs, (vi) all other non-cash charges and non-cash losses for such period, including non-cash charges relating to any change in the methodology of estimating reserves against Receivables and Inventory and non-cash charges for employee stock compensation, and (vii) any restructuring charges not to exceed $20,000,000 in the aggregate in any Fiscal Year minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person, (v) any other non-cash gains which have been added in determining Consolidated Net Income and (vi) cash payments for charges that have been reserved.
          “Eligibility Reserve” means, effective as of three (3) Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (except that no such advance notice shall be required with respect to amounts established on or prior to the Closing Date, which amounts shall be in effect as of the Closing Date), such amounts as the Administrative Agent, in its sole discretion exercised reasonably, may from time to time establish against the gross amounts of Eligible Receivables or Eligible Inventory, to reflect (a) risks or contingencies which may affect any one or class of such items and which have not already been taken into account in the calculation of the Borrowing Base, (b) Cash Management Obligations owing to any of the Facility Agents that constitute Secured Obligations and (c) (i) at any time that Available Credit is less than $50,000,000 or during an Event of Default, upon the written request of any Lender that is (or whose Affiliate is) party to a Hedging Contract, the aggregate obligations of the Borrower or any other Loan Party under such Hedging Contract calculated on a mark to market basis or (ii) at any time that any such Hedging Contract has been terminated, the amount due and owing pursuant to such Hedging Contract.
          “Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender or Agent, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company or insurance company, in each case reasonably acceptable to the Administrative Agent, and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $500,000,000 (or, to the extent net worth is less than such amount, a finance company or insurance company, reasonably acceptable to the Administrative Agent), (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $500,000,000 or (e) any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and each Issuer, and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $500,000,000 (or, to the extent net worth is less than such amount, any other financial institution or Fund, reasonably acceptable to the Administrative Agent and each Issuer).
          “Eligible Foreign Account Debtor” means an Account Debtor (i) who is organized under the laws of a country other than the United States or any state thereof, (ii) whose Receivables are denominated and payable only in Dollars in the United States, and (iii) the obligations of which are supported by a letter of credit which letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or in respect of which the issuer has consented to the assignment to the Collateral Agent of the proceeds thereof.
          “Eligible Inventory” means the Inventory of a Loan Party (other than any Inventory which has been consigned by such Loan Party) consisting of finished goods:
          (a) which is owned solely by such Loan Party,
          (b) with respect to which the Collateral Agent has a valid and perfected first priority Lien,
          (c) with respect to which no representation or warranty contained in any of the Loan Documents has been breached,
          (d) which is not, in the Administrative Agent’s sole discretion exercised reasonably, obsolete or unmerchantable,
          (e) with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by such Loan Party pursuant to a trademark owned by a Loan Party or a license granted to a Loan Party) the Collateral Agent would have rights pursuant to this Agreement or any other agreement satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof, and
          (f) which the Administrative Agent has not deemed to be ineligible based on such credit and collateral considerations relating thereto as the Administrative Agent may, in its sole discretion exercised reasonably, deem appropriate and as to which the Administrative Agent provides the Borrower three (3) Business Days prior notice.
No Inventory of a Loan Party shall be Eligible Inventory if such Inventory consists of (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit (other than goods in transit from one location of a Loan Party to another location of a Loan Party and Documented Non-Letter of Credit Inventory) or goods located outside of the continental United States (other than Documented Non-Letter of Credit Inventory) or (iv) goods located, stored, used or held at the premises of a third party unless (A) the Collateral Agent shall have received a Landlord Waiver or Bailee’s Letter or (B) in the case of Inventory located at a leased premises, an Eligibility Reserve in an amount equal to the aggregate of three months gross lease payments (or, in the case of Eligible Inventory located at the premises at 5305 Rivergrade Road, Irwindale, California, a maximum of $250,000) or otherwise satisfactory to the Administrative Agent shall have been established with respect thereto. Notwithstanding the foregoing, Eligible Inventory shall at any time be deemed to include Eligible Inventory of a Loan Party covered by Documentary Letters of Credit in an amount equal to the aggregate undrawn amount of such Documentary Letters of Credit at such time; provided, however, that if the Available Credit shall be less than 25% of the Aggregate Borrowing Limit for 5 consecutive Business Days and until Available Credit shall thereafter be at least 25% of the Aggregate Borrowing Limit for 45 consecutive days, the Administrative Agent may, in its sole discretion and upon not less than 3 Business Days prior written notice to the Borrower, exclude from the calculation of the Borrowing Base any such Inventory which does not satisfy the Documentary Letter of Credit Inventory Conditions.
          “Eligible Receivable” means, at any time, any Receivable:

          (a) in respect of which the Account Debtor (i) (A) is organized under the laws of the United States or any state thereof and has its principal place of business located in the United States or (B) is an Eligible Foreign Account Debtor and (ii) is not an Affiliate of Group or any of its Subsidiaries,
          (b) that does not have a stated maturity which is more than 90 days after the original invoice date of such Receivable unless such Receivable is an Extended Term Receivable, in which case it does not have a stated maturity which is more than 180 days after the original invoice date of such Receivable,
          (c) that arises under a duly authorized Sales Contract for the sale and delivery of goods and services in the ordinary course of any Loan Party’s business,
          (d) that is a legal, valid and binding obligation of the related Account Debtor, enforceable against such Account Debtor in accordance with its terms,
          (e) that conforms in all material respects with all Requirements of Law,
          (f) that is not the subject of any dispute, offset, holdback, defense, Lien (other than a Customary Permitted Lien) or other claim other than such adjustments in the ordinary course of the applicable Loan Party’s business as such Loan Party’s business is conducted on the date hereof (such Receivable to be ineligible to the extent of such dispute, offset, holdback, defense, Lien or claim),
          (g) that satisfies all applicable requirements of the applicable Credit and Collection Policy,
          (h) that has not been modified, waived or restructured since its creation,
          (i) in which a Loan Party owns good and marketable title, free and clear of any Lien (other than a Customary Permitted Lien and Liens created by the Loan Documents), and that is freely assignable by the Loan Party (including without any consent of the related Account Debtor),
          (j) for which the Collateral Agent, for the benefit of the Secured Parties, has a valid and enforceable perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Lien (other than a Customary Permitted Lien and Liens created by the Loan Documents),
          (k) that constitutes an account as defined in the UCC, and that is not evidenced by Instruments or Chattel Paper,
          (l) that is not a Defaulted Receivable,
          (m) that represents all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940,
          (n) for which the aggregate of the Defaulted Receivables owed by the related Account Debtor and any of its Affiliated Account Debtors does not exceed 50% of the outstanding balance of all Receivables owed by such Account Debtor,
          (o) which is denominated and payable only in Dollars in the United States,

          (p) that represents amounts earned and payable by the Account Debtor that are not subject to the performance of additional services by any Loan Party,
          (q) that has not been rewritten, canceled or rebilled or is not a Receivable that has resulted from a rewritten, canceled or rebilled Receivable,
          (r) that, when taken together with all other Eligible Receivables owed by such Account Debtor to the Loan Parties, does not exceed 20% of the Eligible Receivables of the Loan Parties at such time (it being understood that only the excess of such Eligible Receivables over such 20% threshold shall be deemed ineligible pursuant to this clause, unless such Eligible Receivable is covered by credit insurance acceptable to the Administrative Agent, in which case that portion of such Eligible Receivable in excess of the deductible for such credit insurance shall not be deemed ineligible pursuant to this clause), and
          (s) that is not owed by the government of the United States of America, Canada or any other foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except if such Receivable is owed to a Loan Party by the government of the United States or any department, agency, public corporation or other instrumentality thereof to the extent the amount thereof, together with the amount of all such other Receivables of the Loan Parties, does not exceed $1,000,000 in the aggregate; provided, however, that such Receivables in excess of $1,000,000 shall not be excluded if the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Collateral Agent’s Liens therein have been complied with to the Administrative Agent’s reasonable satisfaction with respect to such Receivables;
provided, however, that in no event shall any Chargeback qualify as an Eligible Receivable.
          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Contaminant or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          “Environmental Laws” means all applicable Requirements of Law, now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

          “Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with Group or any of its Subsidiaries within the meaning of Section 414 (b), (c), (m) or (o) of the Code.
          “ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan; (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on Group or any of its Subsidiaries or any ERISA Affiliate; or (i) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance or Assumption Agreement by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
          “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by the Administrative Agent at approximately 11:00 a.m. (London time) two Business

Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by the Administrative Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the Eurodollar Rate Loan would be offered by BofA’s London branch to major banks in the London interbank Eurodollar market. If the Federal Reserve Board imposes a Eurodollar Reserve Percentage with respect to eurocurrency or LIBOR deposits, then the Eurodollar Rate shall be the foregoing rate, divided by 1 minus the Eurodollar Reserve Percentage.
          “Eurodollar Rate Loan” means any Revolving Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.
          “Eurodollar Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
          “Event of Default” has the meaning specified in Section 9.1.
          “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 31, 2006, among the Borrower, Group, the financial institutions from time to time party thereto as lenders, the financial institutions from time to time party thereto as letter of credit issuers, Citicorp North America, Inc., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and BofA, The CIT Group/Commercial Services, Inc., and Wachovia Capital Finance Corporation (Central) f/k/a Congress Financial Corporation (Central), as co-documentation agents, as amended, supplemented or otherwise modified from time to time prior to the date hereof.
          “Existing Rollover Letter of Credit” has the meaning specified in Section 2.4(a).
          “Extended Term Receivable” means a Receivable that has an original stated maturity that is greater than 90 days after the original invoice date of such Receivable and less than or equal to 180 days after the original invoice date of such Receivable.
          “Facility Agents” means, collectively, the Administrative Agent and the Collateral Agent.
          “Facility Increase” has the meaning specified in Section 2.18(a).
          “Facility Increase Effective Date” has the meaning specified in Section 2.18(c).
          “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset (provided that in the case of assets with a net book value in excess of $5,000,000, the “Fair Market Value” thereof shall be as reasonably determined pursuant to the foregoing criteria by the Board of Directors of Group) or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and

(b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.
          “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/8th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to BofA on such day on such transactions as determined by BofA.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.
          “Fee Letters” means (i) the fee letter dated the Closing Date, addressed to the Borrower, from BofA and BAS and accepted by the Borrower on the Closing Date with respect to certain fees to be paid on the Closing Date and otherwise from time to time to one or more of BofA, the Facility Agents and BAS, as applicable, and (ii) the fee letter dated the Closing Date, addressed to the Borrower, from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. and accepted by the Borrower on the Closing Date with respect to certain fees to be paid on the Closing Date to Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc.
          “Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (d), (e), (f) and (h) of the definition of “Indebtedness,” non-contingent obligations of the type specified in clause (c) of such definition and Guaranty Obligations of any of the foregoing.
          “Financial Statements” means the financial statements of Group and its Subsidiaries delivered in accordance with Section 4.4 and Section 6.1.
          “Fiscal Quarter” means each of the three-month fiscal periods ending on or about March 31, June 30, September 30 and December 31.
          “Fiscal Year” means the twelve-month fiscal period ending on or about December 31.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period minus (x) Capital Expenditures of such Person for such period and (y) cash consideration paid during such period by such Person or any of its Subsidiaries in respect of a Permitted Acquisition for such period (but only to the extent such cash consideration is funded from proceeds of Loans, as defined herein or in the Canadian Facility) minus the total income tax liability actually payable by such Person and its Subsidiaries in respect of such period to (b) the Fixed Charges of such Person for such period.
          “Fixed Charges” means, with respect to any Person for any period, the sum, determined on a consolidated basis in accordance with Agreement Accounting Principles, of (a) the Cash Interest Expense of such Person and its Subsidiaries for such period and (b) the principal amount of Financial Covenant Debt of such Person and its Subsidiaries on a consolidated basis having a scheduled due date during such period.
          “Foreign Plan” means an employee benefit plan to which any Warnaco Entity or any ERISA Affiliate has any obligation or liability (contingent or otherwise) with respect to employees who are not employed in the United States.
          “Foreign Subsidiary” means a Subsidiary of Group incorporated under the laws of a jurisdiction that is not within the United States of America.
          “Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “General Intangible” has the meaning specified in the Pledge and Security Agreement.
          “Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Group” has the meaning specified in the preamble to this Agreement.
          “Guarantor” means Group and each Domestic Subsidiary of Group other than the Borrower.
          “Guaranty” means the guaranty, in substantially the form of Exhibit J, executed by the Guarantors.
          “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.
          “Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
          “IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board as in effect from time to time.
          “Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or which bear interest, (c) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnitees” has the meaning specified in Section 11.4.
          “Instrument” has the meaning specified in the Pledge and Security Agreement.
          “Insurance Assets” means sums payable to the insured under an insurance policy, including, any gross unearned premiums and any payment on account of loss which results in a reduction of unearned premium with respect to the underlying policy.
          “Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

          “Interest Expense” means, for any Person for any period, (a) total interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with Agreement Accounting Principles and including, in any event, interest capitalized during construction for such period and net costs under Interest Rate Contracts for such period minus (b) the sum of (i) net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period determined on a consolidated basis in conformity with Agreement Accounting Principles plus (ii) any interest income of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with Agreement Accounting Principles.
          “Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or Section 2.11, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:
          (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
          (iii) the Borrower may not select any Interest Period that ends after the Revolving Loan Maturity Date;
          (iv) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $10,000,000; and
          (v) there shall be outstanding at any one time no more than ten (10) Interest Periods in the aggregate for all Loans.
          “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.
          “Inventory” has the meaning specified in the Pledge and Security Agreement.
          “Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by that Person of assets constituting a business conducted by another Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by that Person to any other Person, including all Indebtedness of any other Person to that Person arising from a sale of property by that Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by that Person in respect of Indebtedness of any other Person.
          “Investment Grade Debt Securities” means any bond, debenture, note or other evidence of indebtedness which is rated at least BBB- (stable) by Standard & Poor’s Rating Services and Baa3 (stable) by Moody’s Investors Services, Inc.
          “IRS” means the Internal Revenue Service of the United States or any successor thereto.
          “Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.
          “Issuer” means each Agent, Lender or Affiliate of such Agent or Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.
          “Italian Debt Facility” means the Italian Debt Facility (as defined in Schedule 8.1 (Existing Indebtedness)).
          “Joint Bookrunners” has the meaning specified in the preamble to this Agreement.
          “Landlord Waiver” means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory of a Loan Party located at any leased premises of a Loan Party pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory.
          “Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.
          “Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance or an Assumption Agreement.
          “Letter of Credit” means any letter of credit Issued pursuant to Section 2.4(d).
          “Letter of Credit Obligations” means, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time; in each case, the Dollar Equivalent of Letter of Credit Obligations denominated in an Alternative Currency shall be determined on each day on which a Borrowing Base Certificate is delivered pursuant to Section 6.12.

          “Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e).
          “Letter of Credit Request” has the meaning specified in Section 2.4(c).
          “Letter of Credit Sub-Limit” means, at any time, $150,000,000 less the Dollar Equivalent of the Letter of Credit Obligations (as defined in the Canadian Facility) at such time.
          “Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time.
          “Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) consolidated Financial Covenant Debt of such Person and its Subsidiaries outstanding as of such date minus the aggregate amount of cash and Cash Equivalents held by such Person and its Subsidiaries to the extent that such cash and Cash Equivalents are held in a Deposit Account or a Securities Account over which the Collateral Agent has a perfected Lien for the benefit of the Secured Parties to (b) EBITDA for such Person for the last four Fiscal Quarter period ending on or before such date.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement that has been authorized by the applicable debtor under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.
          “Loan” means any loan made by any Lender pursuant to this Agreement.
          “Loan Documents” means, collectively, this Agreement, the Fee Letters, the Guaranty, each Letter of Credit Reimbursement Agreement, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to any Facility Agent or any Lender in connection with or pursuant to any of the foregoing.
          “Loan Party” means the Borrower, Group, each Subsidiary Guarantor and each other Domestic Subsidiary of Group that executes and delivers a Loan Document.
          “Loan Party Canadian Facility Guaranty” means the Guaranty, dated as of the date hereof, by the Loan Parties with respect to the guarantee of the payment of the Canadian Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance or properties of the Loan Parties, taken as a whole, or Group and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their respective obligations under the Loan Documents or (c) the ability of the Administrative Agent, the Collateral Agent or the Lenders to enforce the Loan Documents.
          “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

          “Material Leased Property” means all real estate leasehold properties of any Warnaco Entity other than those with respect to which the aggregate rental payments under the term of the lease in any year are less than $2,000,000.
          “Material License” means the license agreements relating to the Calvin Klein trademark with respect to jeans (expiring at the end of its renewal term on December 31, 2044 or December 31, 2046) and underwear, and the license agreements relating to the Speedo trademark, granted to the Warnaco Entities in perpetuity.
          “Material Owned Real Property” means all fee-owned real property of any Loan Party having a fair market value in excess of $2,000,000 as of the Closing Date, or if later, the date of acquisition thereof.
          “Maximum Credit” means, at any time, (a) the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time, minus (b) the aggregate amount of any Availability Reserve in effect at such time.
          “Mortgagee’s Title Insurance Policy” has the meaning specified in the definition of Mortgage Supporting Documents.
          “Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Material Owned Real Property, each of the following:
     (a) (i) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably acceptable to the Administrative Agent proving ownership thereof) (“Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Administrative Agent, and shall (A) be in an amount not less than the appraised value (determined by references to the applicable Appraisals or, if no such Appraisals are available, by other means reasonably acceptable to the Administrative Agent) of such parcel of Real Property, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid perfected Lien on such parcel of Real Property having at least the priorities described in Section 4.20 of this Agreement and the Collateral Documents, free and clear of all defects and encumbrances, except for Customary Permitted Liens and for such defects and encumbrances as may be approved by the Administrative Agent, (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy — 2006 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent), (F) contain a comprehensive lender’s endorsement (including, but not limited to, a revolving credit endorsement and a floating rate endorsement), (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation, Stewart Title Company or any other title company reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies) in each case in form and substance reasonably satisfactory to the Administrative Agent;
     (b) maps or plats of a current as-built survey of such parcel of Real Property certified to and received by (in a manner reasonably satisfactory to each of them) the Administrative Agent and the title insurance company issuing the Mortgagee’s Title Insurance Policy for such Mortgage, dated a date reasonably satisfactory to the Administrative Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and such title insurance company, which maps or plats and the surveys on which they are based shall be made in form and substance reasonably satisfactory to the Administrative Agent;
     (c) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and
     (d) such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable Lien on such parcel of Real Property in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) having the priorities described in Section 4.20 of this Agreement and the Collateral Documents and subject only to (A) Liens permitted under Section 8.2 and (B) such other Liens as the Administrative Agent may reasonably approve.
          “Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by a Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Group, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.
          “Net Cash Proceeds” means proceeds received by any Loan Party after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale (other than an Asset Sale permitted under clauses (a), (c) and (h) of Section 8.4) of Receivables or Inventory net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by a perfected Lien on the assets subject to such Asset Sale; provided, however, that the evidence of each of (i), (ii) and (iii) are provided to the Administrative Agent in form and substance satisfactory to it and, if such Asset Sale includes assets in addition to Receivables and Inventory, only such portion of the amounts in clauses (i), (ii) and (iii) reasonably allocable to Receivables and Inventory sold may be deducted under such clauses (i), (ii) and (iii); or (b) Property Loss Event with respect to Inventory.
          “Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense: (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.
          “Non-Funding Lender” has the meaning specified in Section 2.2(d).
          “Non-U.S. Agent” means each Agent that is not a United States person as defined in Section 7701(a)(30) of the Code.

          “Non-U.S. Lender” means each Lender or each Issuer that is not a United States person as defined in Section 7701(a)(30) of the Code.
          “Notice of Borrowing” has the meaning specified in Section 2.2(a).
          “Notice of Conversion or Continuation” has the meaning specified in Section 2.11(b).
          “NPL” means the National Priorities List under CERCLA.
          “Obligations” means the Loans, the Letter of Credit Obligations and all other amounts and obligations owing by the Borrower to any Facility Agent, any Lender, any Issuer, an Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document, and all obligations of the Borrower to cash collateralize Letter of Credit Obligations.
          “Orderly Liquidation Value Rate” means (i) with respect to Eligible Inventory (other than Documented Non-Letter of Credit Inventory and Inventory covered by Documentary Letters of Credit), the Dollar Equivalent of the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of such Eligible Inventory, divided by the aggregate value of such Eligible Inventory, in each case, determined by reference to the most recent Appraisal received by the Administrative Agent and (ii) with respect to Eligible Inventory consisting of Documented Non-Letter of Credit Inventory or Inventory covered by Documentary Letters of Credit, the Dollar Equivalent of the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of such Eligible Inventory, divided by the aggregate value of such Eligible Inventory, in each case, determined by reference to the most recent Appraisal received by the Administrative Agent. The Orderly Liquidation Value Rate with respect to Eligible Inventory (other than Documented Non-Letter of Credit Inventory and Inventory covered by Documentary Letters of Credit) shall initially be 85.9% and the Orderly Liquidation Value Rate with respect to Eligible Inventory consisting of Documented Non-Letter of Credit Inventory or Inventory covered by Documentary Letters of Credit shall initially be 61.0%.
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
          “Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

          (i) the Administrative Agent shall receive at least 10 Business Days’ prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition;
          (ii) such Proposed Acquisition shall have been approved by the applicable board of directors of the Person constituting or owning the Proposed Acquisition Target;
          (iii) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Group and the Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables, contingent obligations and accrued expenses and (iii) Indebtedness of the Proposed Acquisition Target (or any such Indebtedness assumed by a Warnaco Entity in connection with such Proposed Acquisition) permitted under Section 8.1;
          (iv) both (x) after giving pro forma effect to such Proposed Acquisition and to any Facility Increase to be effective on the date of the consummation of such Proposed Acquisition Available Credit is at least 20% of the Aggregate Borrowing Limit at such time and (y) prior to the consummation of such Proposed Acquisition, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of such requirement with respect to such Proposed Acquisition and setting forth in reasonable detail the calculation of such Available Credit;
          (v) at or prior to the closing of such Proposed Acquisition, the Warnaco Entity making such Proposed Acquisition and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Section 7.11 and Section 7.13;
          (vi) the Borrower shall (i) have delivered to the Administrative Agent, upon the request of the Administrative Agent, promptly upon its becoming available, the acquisition agreement (including all schedules), all financial information, financial analysis, projections and similar documentation relating to the proposed acquisition, and (ii) use its reasonable commercial efforts to provide such additional documentation or other information relating to such Proposed Acquisition that the Administrative Agent shall reasonably request, including, without limitation, financial projections on a Pro Forma Basis after giving effect to the Proposed Acquisition;
          (vii) on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement authorizing assignment of the rights and obligations thereunder of any Warnaco Entity that is a Loan Party to the Collateral Agent as security for the Secured Obligations, related Contractual Obligations and instruments and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent;
          (viii) at the time of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article IV and in the other Loan Documents shall be true and correct in all material respects (and immediately prior to the consummation of such Proposed Acquisition, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of the requirements under this clause (viii) with respect to such Proposed Acquisition); and
          (ix) with respect to any Proposed Acquisition by any Foreign Subsidiary (whether by acquisition of assets or Stock or the merger of any Proposed Acquisition Target with or into a Foreign Subsidiary or otherwise), at the time of such Proposed Acquisition and after giving effect thereto, the Fixed Charge Coverage Ratio for Group shall be at least 1.1 to 1.0 for the most recent four Fiscal Quarter period for which Financial Statements have been delivered pursuant to Section 6.1 on a Pro Forma Basis (and prior to the consummation of such Proposed Acquisition, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of the requirements under this clause (ix) with respect to such Proposed Acquisition and setting forth in reasonable detail the calculation of such Fixed Charge Coverage Ratio).
          “Permitted Cash Equivalents” means time deposits of, or certificates of deposit issued by, BofA that, in each instance, are acceptable to the Administrative Agent.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.
          “Pledge and Security Agreement” means a pledge and security agreement, in substantially the form of Exhibit I, executed by the Borrower and each Guarantor.
          “Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.
          “Pledged Stock” has the meaning specified in the Pledge and Security Agreement.
          “Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with Agreement Accounting Principles and, to the extent applicable, reasonable assumptions that are specified in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.
          “Projections” means those financial projections dated August 2008 covering the fiscal years ending in 2008 through 2013 inclusive, delivered to the Lenders by Group prior to the Closing Date.
          “Property Loss Event” means any loss of or damage to property of Group or any Subsidiary thereof that results in the receipt by such Person of proceeds of insurance in excess of $2,000,000 or any taking of property of Group or any Subsidiary thereof that results in the receipt by such Person of a compensation payment in respect thereof in excess of $2,000,000.
          “Proposed Acquisition” means the proposed acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the

Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).
          “Proposed Acquisition Target” means any Person, any trademark (including any trademark license in respect of which the licensee makes an up-front payment not credited against future royalties), or any assets constituting a business, division, branch or other unit of operation of any Person, in each case, subject to a Proposed Acquisition.
          “Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion, exercised reasonably, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.
          “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).
          “Real Property” means all of those plots, pieces or parcels of land now owned or leased or hereafter acquired or leased by Group or any of its Subsidiaries (the “Land”), together with the right, title and interest of any Warnaco Entity, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.
          “Receivable” means any indebtedness and other obligations owed to any Loan Party from or on behalf of, or any right of any Loan Party to payment from or on behalf of, an Account Debtor, whether constituting an Account, Chattel Paper, Instrument or General Intangible, arising in connection with the sale of goods or the rendering of services by any Loan Party or any Subsidiary thereof, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.
          “Register” has the meaning specified in Section 11.2(c).
          “Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.
          “Reinvestment Event” means any Asset Sale or Property Loss Event in respect of which the Borrower has delivered a Reinvestment Notice.

          “Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through one of the Warnaco Entities) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to consummate a Permitted Acquisition (in the case of an Asset Sale only) or to acquire replacement or fixed assets useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs or replacements.
          “Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the Reinvestment Deferred Amount for such Net Cash Proceeds less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date for such Net Cash Proceeds to consummate, to the extent otherwise permitted hereunder, a Permitted Acquisition (in the case of an Asset Sale only) or to acquire, to the extent otherwise permitted hereunder, replacement or fixed assets useful in the business of the Borrower or any of its Subsidiaries or, in the case of a Property Loss Event, to effect repairs or replacements.
          “Reinvestment Prepayment Date” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to consummate a Permitted Acquisition (in the case of an Asset Sale only) or to acquire replacement or fixed assets useful in the Borrower’s or a Subsidiary’s business (or, in the case of a Property Loss Event, not to effect repairs or replacements) with all or any portion of the relevant Reinvestment Deferred Amount for such Net Cash Proceeds.
          “Related Security” means, with respect to any Receivable:
     (a) all of each Loan Party’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,
     (b) all Instruments and Chattel Paper that may evidence such Receivable,
     (c) all other Liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Sales Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and
     (d) all of each Loan Party’s rights, interests and claims under the Sales Contracts and all guaranties, indemnities and other agreements (including the related Sales Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Sales Contract related to such Receivable or otherwise.
          “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned or leased by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

          “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
          “Requirement of Law” means, with respect to any Person, the common and civil law and all federal, state, provincial, local and foreign laws, rules and regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Requisite Lenders” means, collectively, (a) on and prior to the Revolving Credit Termination Date, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments and (b) after the Revolving Credit Termination Date, Lenders having more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders”.
          “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.
          “Restricted Account” has the meaning specified in the Pledge and Security Agreement.
          “Restricted Account Letter” has the meaning specified in the Pledge and Security Agreement.
          “Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of Group or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of Group or any of its Subsidiaries now or hereafter outstanding.
          “Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.
          “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance or Assumption Agreement executed by such Lender and as such amount may be adjusted pursuant to this Agreement.
          “Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.
          “Revolving Credit Facility Register” has the meaning specified in Section 11.2(c).

          “Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.
          “Revolving Credit Termination Date” shall mean the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.5 and (c) the date on which any of the Obligations become due and payable pursuant to Section 9.2.
          “Revolving Loan” has the meaning specified in Section 2.1.
          “Revolving Loan Maturity Date” means the fifth anniversary of the Closing Date.
          “Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which assets of such Person are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser thereof by such Person or one of its Subsidiaries; provided, however, any sale and leaseback of assets that were purchased in connection with a proposed lease financing transaction by such Person within 45 days of such sale and leaseback transaction shall not constitute a “Sale and Leaseback Transaction”.
          “Sales Contract” means, with respect to any Receivable, any and all sales contracts, purchase orders, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Account Debtor becomes or is obligated to make payment in respect of such Receivable.
          “Secured Obligations” means, (a) in the case of the Borrower, the Obligations, (b) in the case of each Guarantor, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party, and (c) in the case of each Loan Party, (i) the obligations of such Loan Party under any Hedging Contract entered into with any Agent, Lender or any Affiliate of any thereof, (ii) any Cash Management Obligations owing by such Loan Party to any Agent, Lender or any Affiliate of any thereof and (iii) the obligations of such Loan Party under the Loan Party Canadian Facility Guaranty.
          “Secured Parties” means the Lenders (including the Swing Loan Lender), the Issuers, the Administrative Agent, the Collateral Agent, each of their respective successors and assigns, and any other holder of any Secured Obligation or of any other obligations under the Loan Documents, including the beneficiaries of each indemnification obligation undertaken by any of the Loan Parties and the Facility Agents.
          “Securities Account” has the meaning given to such term in the UCC.
          “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.
          “Senior Note Documents” means, collectively, the Senior Note Indenture, the Senior Notes and each certificate, agreement or document executed by a Warnaco Entity and delivered to the Senior Note Indenture Trustee or any Senior Noteholder in connection with or pursuant to any of the foregoing.

          “Senior Note Indenture” means the indenture, dated as of June 12, 2003, among the Borrower, as issuer, Group and each Domestic Subsidiary thereof (other than the Borrower), as guarantors, and the Senior Note Indenture Trustee.
          “Senior Note Indenture Trustee” means Wells Fargo Bank Minnesota, National Association, in its capacity as indenture trustee for the Senior Noteholders and each successor thereto.
          “Senior Noteholders” means each holder of a Senior Note.
          “Senior Notes” means the 8-7/8% senior notes due 2013 issued by the Borrower pursuant to the Senior Note Indenture.
          “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Special Cash Collateral Account” means an account maintained with BofA or an affiliate thereof for the purpose of providing cash collateral as part of the Borrowing Base, which account shall be subject to a control agreement in form and substance reasonably satisfactory to the Facility Agents and shall be a segregated account holding only cash of the Borrower deposited into such account in accordance with Section 2.19, investments of such cash in Permitted Cash Equivalents and investment income derived from such investments.
          “Special Purpose Vehicle” means any special purpose funding vehicle identified in writing as such by any Lender to the Administrative Agent.
          “Standby Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 which is not a Documentary Letter of Credit.
          “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subordinated Indebtedness” means Indebtedness of a Loan Party that satisfies all of the following requirements: (i) interest on such Indebtedness is not payable in cash prior to the date that is six months after the Revolving Loan Maturity Date, (ii) such Indebtedness does not mature and does not require any scheduled or mandatory prepayments prior to the date that is six months after the Revolving Loan Maturity Date, (iii) such Indebtedness is not secured and is not guaranteed by any Warnaco Entity that is not guaranteeing the Obligations and (iv) such Indebtedness (and any guarantee thereof) is subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent.

          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, trust or estate or other business entity of which an aggregate of more than 50% of (a) the outstanding Voting Stock, (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is in any case, at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
          “Subsidiary Guarantor” means each Domestic Subsidiary of Group party to or that becomes party to the Guaranty.
          “Super-Majority Lenders” means, collectively, the Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Revolving Credit Commitments. A Non-Funding Lender that is a Lender shall not be included in the calculation of "Super-Majority Lenders.”
          “Swing Loan” has the meaning specified in Section 2.3.
          “Swing Loan Availability” means an aggregate principal amount at any time outstanding of Swing Loans not to exceed $25,000,000.
          “Swing Loan Lender” means BofA or any other Person who becomes the Administrative Agent or who agrees with the approval of the Administrative Agent and the Borrower to act as the Swing Loan Lender hereunder.
          “Swing Loan Request” has the meaning specified in Section 2.3(b).
          “Syndication Agent” has the meaning specified in the preamble to this Agreement.
          “Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary United States tax returns.
          “Tax Return” has the meaning specified in Section 4.8(a).
          “Taxes” has the meaning specified in Section 2.16(a).
          “Test Period” means, if a Trigger Event shall occur, each period of four consecutive Fiscal Quarters (taken as one accounting period) ending on each of (x) the last day of the Fiscal Quarter most recently ended prior to the occurrence of such Trigger Event for which Financial Statements for Group and its Subsidiaries have been delivered to the Administrative Agent pursuant to Section 6.1(b) or Section 6.1(c) and (y) the last day of each Fiscal Quarter after the Fiscal Quarter referred to in clause (x) ending prior to or during the Trigger Event Compliance Period for such Trigger Event.
          “Title IV Plan” means a pension plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA to which Group, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).
          “Trigger Amount” means, at any time, (i) prior to the first Anniversary Date, the greater of (x) 10% of the Aggregate Borrowing Base at such time and (y) $30,000,000, (ii) on or after the first Anniversary Date and prior to the second Anniversary Date, the greater of (x) 12.5% of the

Aggregate Borrowing Base at such time and (y) $35,000,000 and (iii) on or after the second Anniversary Date, the greater of (x) 15% of the Aggregate Borrowing Base at such time and (y) $40,000,000.
          “Trigger Event” means for any reason Available Credit is less than the Trigger Amount at any time.
          “Trigger Event Compliance Period” means the period commencing on the occurrence of a Trigger Event and continuing until such time as Available Credit is greater than the Trigger Amount for forty-five (45) consecutive calendar days.
          “UCC” has the meaning specified in the Pledge and Security Agreement.
          “Unfunded Pension Liability” means, with respect to Group at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such Section, separately calculated for each such Title IV Plan as of its most recent valuation date, (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Group, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction and (d) with respect to each Foreign Plan, the amount, if any, by which the present value of all benefit obligations under such plan exceed the fair market value of assets attributable to such plan (determined for the most recent valuation date for such plan using the actuarial assumptions in effect for such plan set forth in the actuarial valuation report).
          “Unused Commitment Fee” has the meaning specified in Section 2.12(a).
          “U.S. Lender” means each Lender, each Issuer and each Agent that is a United States person as defined in Section 7701(a)(30) of the Code.
          “Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Warnaco Entity” means Group or any Subsidiary thereof.
          “Wholly Owned Subsidiary” means any Subsidiary of Group, all of the Stock of which (other than director’s qualifying shares or such other de minimus portion thereof to the extent required by law) is owned by Group, either directly or indirectly through one or more Wholly Owned Subsidiaries.
          “Withdrawal Liability” means, with respect to the Borrower at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

          Section 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
          Section 1.3 Accounting Terms and Principles.
          (a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with Agreement Accounting Principles and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with Agreement Accounting Principles.
          (b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or the International Accounting Standards Board, in the case of the IFRS) (or any successors thereto) and such change is adopted by the Borrower or Group with the agreement of its independent public accountants and results in a change in any of the calculations required by Article V, Article VI or Article VIII or in the definition of “Applicable Margin” or “Permitted Acquisition”, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by Group and the Borrower or the determination of the “Applicable Margin” or the calculation of the Fixed Charge Coverage Ratio in the definition of “Permitted Acquisition” shall be the same after such change as if such change had not been made; provided, however, that no change in Agreement Accounting Principles that would affect a calculation that measures compliance with any covenant contained in Article V, Article VI or Article VIII or in the definition of “Applicable Margin” or “Permitted Acquisition” shall be given effect until such provisions are amended to reflect such changes in Agreement Accounting Principles.
          (c) For purposes of making all financial calculations to determine compliance with Article V, all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by any Warnaco Entity after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Group on a Pro Forma Basis.
          Section 1.4 Conversion of Foreign Currencies.
          (a) Financial Covenant Debt. Financial Covenant Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Financial Covenant Debt is reflected.
          (b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any applicable Lender or Issuer.

          (c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.
          Section 1.5 Certain Terms.
          (a) The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.
          (b) References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.
          (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. If the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.
          (d) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.
          (e) The term “including” when used in any Loan Document means “including without limitation”, except when used in the computation of time periods.
          (f) The terms “Lender,” “Issuer” and “Agent” include their respective successors.
          (g) Upon the appointment of any successor Facility Agent pursuant to Section 10.6, references to BofA in Section 10.3 to the extent applicable to such Facility Agent and to BofA in the definitions of Base Rate, Eurodollar Rate, Federal Funds Rate, Dollar Equivalent, Permitted Cash Equivalents and Special Cash Collateral Account to the extent applicable to such Facility Agent shall be deemed to refer to the financial institution then acting as such Facility Agent or one of its Affiliates if it so designates.
          (h) Terms not otherwise defined herein and defined in the UCC are used herein with the meanings specified in the UCC.
ARTICLE II
THE REVOLVING CREDIT FACILITY
          Section 2.1 The Commitments. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount not to exceed at any time outstanding for all such loans by such Lender such Lender’s Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan (i) in excess of such Lender’s Ratable Portion of the Available U.S. Credit or (ii) to the extent that the aggregate Revolving Credit Outstandings, after giving effect to such Revolving Loan, would exceed the Maximum Credit in effect at such time. Within the limits of the Revolving Credit Commitment of each Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.
          Section 2.2 Borrowing Procedures.
          (a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three (3) Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in writing in substantially the form of Exhibit B (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of such Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans, and (E) the Available U.S. Credit (after giving effect to the proposed Borrowing). Revolving Loans shall be made as Base Rate Loans unless (subject to Section 2.14) the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Revolving Credit Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $250,000 in excess thereof.
          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a). Each Lender shall, before 11:00 a.m. (New York City time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. After the Administrative Agent’s receipt of such funds and (i) on the Closing Date, upon fulfillment of the applicable conditions set forth in Section 3.1 and (ii) at any time (including the Closing Date), upon fulfillment of the applicable conditions set forth Section 3.2, the Administrative Agent will make such funds available to the Borrower.
          (c) Unless the Administrative Agent shall have received notice from any Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.
          (d) The failure of any Lender to make the Loans or any payment required by it on the date specified (a “Non-Funding Lender”), including any payment in respect of its participation in

Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.
          Section 2.3 Swing Loans.
          (a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may in its sole discretion make loans in Dollars (each a “Swing Loan”) otherwise available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate amount at any time outstanding at any time not to exceed the Swing Loan Availability; provided, however, that the Swing Loan Lender shall not make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit. The Swing Loan Lender shall be entitled to rely on the most recent Borrowing Base Certificate delivered to the Administrative Agent. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within one Business Day of any demand by the Swing Loan Lender therefor and shall in any event mature and become due and payable on the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this Section 2.3(a), amounts of Swing Loans prepaid or repaid may be reborrowed under this Section 2.3(a).
          (b) In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request, in substantially the form of Exhibit C, setting forth the date, the requested amount and date of the Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Administrative Agent which will make such amounts available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 hereof have been satisfied in connection with the making of any Swing Loan.
          (c) The Swing Loan Lender shall notify the Administrative Agent in writing (which may be by telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.
          (d) The Swing Loan Lender may demand at any time that each Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.
          (e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the

Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. (New York City time) on the Business Day next succeeding the date of such Lender’s receipt of such written statement, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (g) below, be deemed to have made a Revolving Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.
          (f) Upon the occurrence of a Default under Section 9.1(e), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.
          (g) From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (e) or (f) above.
          Section 2.4 Letters of Credit.
          (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue one or more Letters of Credit at the request of the Borrower for the account of the Borrower from time to time during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Revolving Loan Maturity Date; provided, however, that no Issuer shall be under any obligation to Issue any Letter of Credit if:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuer as of the date of this Agreement and which such Issuer in good faith deems material to it;
          (ii) such Issuer shall have received written notice from the Administrative Agent, any Lender or the Borrower, on or prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1 and Section 3.2 is not then satisfied;
          (iii) after giving effect to the issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;
          (iv) after giving effect to the issuance of such Letter of Credit, the aggregate amount of Letter of Credit Obligations then outstanding would exceed the Letter of Credit Sublimit;
          (v) any fees due and payable in connection with a requested issuance have not been paid; or
          (vi) such Letter of Credit is not denominated in Dollars or in an Alternative Currency.
None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit. It is acknowledged and agreed by each party to this Agreement that each of the letters of credit issued by BofA or The Bank of Nova Scotia under the Existing Credit Agreement prior to the Closing Date and which remain outstanding on the Closing Date and are set forth on Schedule 2.4 (each such letter of credit, an “Existing Rollover Letter of Credit”) shall, from and after the Closing Date, constitute a Letter of Credit for all purposes of this Agreement and shall, for purposes of this Agreement (including, without limitation, Sections 2.4(g) and 2.12(b)), be deemed issued on the Closing Date. The stated amount of each Existing Rollover Letter of Credit and the expiry date therefor as of the Closing Date is set forth on Schedule 2.4.
          (b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof, or (ii) be less than five days prior to the Revolving Loan Maturity Date.
          (c) In connection with the issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ (or such shorter period as may be agreed by such Issuer) prior written notice, in substantially the form of Exhibit D (or in such other written or electronic form as is acceptable to the Issuer), of the requested issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall (i) specify (A) the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, which stated amount (or, if such Letter of Credit is to be denominated in an Alternative Currency, the Dollar Equivalent of such stated amount) shall not be less than $5,000 (or such lesser amount as may be agreed to by such Issuer), (B) the date of issuance of such requested Letter of Credit (which day shall be a Business Day), (C) the date on which such Letter of Credit is to expire (which date shall be a Business Day), and (D) the Person for whose benefit the requested Letter of Credit is to be Issued and (ii) certify that, after issuance of the requested Letter of Credit, (A) the aggregate amount of the Letter of Credit Obligations then outstanding will not exceed the Letter of Credit Sub-Limit and (B) the sum of the aggregate principal or undrawn amount of the then-outstanding (I) Letter of Credit Obligations, (II) Revolving Loans and (III) Swing Loans, will not exceed the Maximum Credit then in effect. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) on the second (2nd) Business Day (or such shorter period as agreed by the relevant Issuer) prior to the requested issuance of such Letter of Credit.
          (d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the issuance of any Letter of Credit.
          (e) If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such issuance, the Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.
          (f) Each Issuer shall:
          (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which may be by telecopier) of the issuance or renewal of a Letter of Credit Issued by it, of all drawings under a Letter of Credit Issued by it and the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);
          (ii) upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and
          (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower separate schedules for Documentary and Standby Letters of Credit Issued by it, in form reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each month and any information requested by the Borrower or the Administrative Agent relating thereto.
          (g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

          (h) The Borrower agrees to pay to the Issuer of a Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under a Letter of Credit when such amounts are due and payable, irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or such payment is rescinded or set aside for any reason, such Reimbursement Obligation shall bear interest computed from the date on which such Reimbursement Obligation arose to the date of repayment in full at the rate of interest applicable to Revolving Loans bearing interest at a rate based on the Base Rate during such period, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of the failure to repay such Reimbursement Obligation, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment in Dollars (or, if such payment was made in an Alternative Currency, an amount in Dollars equal to the Dollar Equivalent thereof) and in immediately available funds. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York City time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive) be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.
          (i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Revolving Credit Facility. The failure of any Lender to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuer such other Lender’s Ratable Portion of any such payment.
          (j) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of:
          (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

          (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
          (iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
          (vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (x) the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (y) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.
          (k) Letters of Credit may be Issued in favor of a beneficiary that is a creditor of a Subsidiary of Group provided that the account party with respect to such Letter of Credit is the Borrower.
          (l) The amount of Revolving Credit Commitments utilized by Letters of Credit denominated in an Alternative Currency shall be measured by a determination by the applicable Issuer of the Dollar Equivalent of such Letters of Credit on each day on which a Borrowing Base Certificate is delivered. The applicable Issuers shall notify the Administrative Agent and the Borrower of the aggregate Dollar Equivalent of such utilization in respect of the Letters of Credit Issued by it.

          Section 2.5 Reduction and Termination of the Commitments. The Borrower may, upon at least five Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Lenders; provided, however, that each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, in the case of any reduction of the Revolving Credit Commitments, the requirements of Section 2.9(e) shall have been satisfied. The Borrower may not terminate the Revolving Credit Commitments in their entirety pursuant to this Section 2.5 unless, concurrently with such termination, the Revolving Credit Commitments under and as defined in the Canadian Facility are terminated.
          Section 2.6 Repayment of Loans. The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans and all accrued but unpaid interest thereon on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof.
          Section 2.7 Evidence of Debt.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent shall establish and maintain a Register pursuant to Section 11.2(c) and accounts therein in accordance with its usual practice in which it will record (i) the amount of each applicable Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, if applicable.
          (c) The entries made in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          Section 2.8 Optional Prepayments. The Borrower may prepay the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e).
          Section 2.9 Mandatory Prepayments.
          (a) [Intentionally Omitted].
          (b) Subject to clause (c) below, upon receipt by any Loan Party of Net Cash Proceeds (but only if at the time of such receipt the Available Credit is less than 25% of the Aggregate Borrowing Limit at such time), the Borrower shall within one Business Day after such receipt prepay the Loans (or provide cash collateral in respect of Letters of Credit as set forth in clause (d) below) in an amount equal to 100% of such Net Cash Proceeds as set forth in clause (d) below.

          (c) Notwithstanding clause (b) above, as long as no Event of Default shall have occurred or be continuing on the date Net Cash Proceeds are received by any Loan Party, the Borrower shall not be required to so apply an amount equal to Net Cash Proceeds arising from a Reinvestment Event to the extent that all Net Cash Proceeds from all Reinvestment Events do not exceed $50,000,000 (in the aggregate since the Closing Date) and are actually used (or have been contractually committed to be used) to consummate a Permitted Acquisition or to purchase replacement or fixed assets (in the case of an Asset Sale) or repair or replace (in the case of a Property Loss Event) the sold, damaged or taken property within 180 days of the receipt of such Net Cash Proceeds by a Loan Party and, pending application of such proceeds, the Borrower has either (i) paid an amount equal to such Net Cash Proceeds to the Administrative Agent to be held by the Administrative Agent in a Cash Collateral Account designated by the Administrative Agent or (ii) applied an amount equal to such Net Cash Proceeds in repayment of the Revolving Loans and the Administrative Agent shall have established an Availability Reserve in the amount of such repayment, which reserve shall abate on the Reinvestment Prepayment Date applicable to such Net Cash Proceeds or earlier to the extent that Revolving Loans up to the amount of such Net Cash Proceeds are used as set forth in the Reinvestment Notice with respect thereto; provided, however, that to the extent any asset subject to such Asset Sale or Property Loss Event constituted Collateral, any replacement, fixed or alternative assets acquired with Net Cash Proceeds shall, upon acquisition thereof by a Warnaco Entity, be subject to a perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, in each case, having the priority described in Section 4.20 of this Agreement and the Collateral Documents (but, in the case of a Permitted Acquisition, only to the extent required by clause (v) of the definition thereof); provided further, however, in the event an Event of Default has occurred and is continuing after the provisions in this clause (c) become operative, the Administrative Agent may, or shall at the direction of the Requisite Lenders, apply all amounts in the Cash Collateral Account referred to above to the Obligations.
          (d) Subject to the provisions of clause (c) above and Section 2.13(h) (Payments and Computations), any prepayments made by the Borrower required to be applied in accordance with this clause (d) shall be applied, first, to repay the outstanding principal balance of the Swing Loans until the Swing Loans shall have been repaid in full; second, to repay the outstanding principal balance of the Revolving Loans until the Revolving Loans shall have been repaid in full; and third, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Section 9.3 until all the Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein.
          (e) If at any time the aggregate principal amount of Revolving Credit Outstandings exceed the Maximum Credit at such time, the Borrower shall, as soon as possible, but in any event within one Business Day, prepay first the Swing Loans and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and the Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 to the extent required to eliminate such excess.
          (f) Except in the case where Section 2.13(h) shall be applicable, all available funds in each Cash Collateral Account (other than an amount equal to any proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) shall be applied on a daily basis: first, to repay the outstanding principal amount of the Swing Loans until the Swing Loans have been repaid in full; second, to repay the outstanding principal amount of the Revolving Loans until the Revolving Loans have been repaid in full; third, to any other Obligation in respect of the Revolving Credit Facility then due and payable and then, to cash collateralize all outstanding Letter of Credit Obligations in the manner set forth in Section 9.3. The Facility Agents agree so to apply such funds and the Borrower consents to such application. Notwithstanding the first sentence in this clause (f), at any time there is no Event of Default that is continuing, there are no Loans outstanding and no other Obligations in respect of the Revolving Credit Facility are then due and payable each Facility Agent shall cause any funds in any Cash Collateral Account maintained by it to be paid at the written direction of the Borrower for any other purpose.
          Section 2.10 Interest.
          (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.10(c), as follows:
          (i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for such Loans; and
          (ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period.
          (b) Interest Payments. Interest accrued:
          (i) on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan;
          (ii) on each Swing Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Swing Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Swing Loan;
          (iii) on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan; and
          (iv) on the amount of all other Obligations shall be payable on demand after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
          (c) Default Interest. Notwithstanding the rates of interest specified in Section 2.10(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations shall bear interest at a rate which is two percent per annum in excess of the rate of interest applicable to such Loans or such other Obligations from time to time. Default interest under this clause (c) shall be payable on demand by the Administrative Agent or the Requisite Lenders.
          Section 2.11 Conversion/Continuation Option.
          (a) The Borrower may elect (i) on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans, or (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion.
          (b) Each such election shall be in substantially the form of Exhibit F hereto (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three (3) Business Days’ prior written notice specifying (i) the amount and type of Loan being converted or continued, (ii) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the applicable Interest Period). The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.
          (c) Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, would violate any of the provisions of Section 2.14.
          (d) If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Loan that is a Eurodollar Rate Loan for an additional Interest Period or to convert any such Loan, then, upon the expiration of the applicable Interest Period, such Loan will be automatically converted to a Base Rate Loan.
          (e) Each Notice of Conversion or Continuation shall be irrevocable.
          Section 2.12 Fees.
          (a) Unused Commitment Fee. The Borrower agrees to pay to each Lender a commitment fee (the “Unused Commitment Fee”) on the average amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the Revolving Credit Outstandings (excluding the amount of any outstanding Swing Loans) from the Closing Date until the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears on the first Business Day of each calendar quarter, commencing on the first such day following the Closing Date, and on the Revolving Credit Termination Date.
          (b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit Issued by any Issuer:

          (i) to each Issuer of a Letter of Credit, with respect to each Letter of Credit Issued by such Issuer, an issuance fee (the “Issuing Fee”) equal to 0.125% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit, and (B) on the Revolving Credit Termination Date;
          (ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit, and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum and shall be payable on demand; and
          (iii) to the Issuer of any Letter of Credit, with respect to the issuance, extension, amendment, transfer or other action of or with respect to each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, extension, amendment, transfer, other action or drawing, as the case may be.
          (c) Additional Fees. The Borrower has agreed to pay additional fees under the Fee Letters, the amount, payees and dates of payment of which are embodied in the Fee Letters.
          Section 2.13 Payments and Computations.
          (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York City time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 11.8 in immediately available funds without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees (to the extent payable to the Lenders) to the Lenders, in accordance with the application of payments set forth in clauses (g) and (h) of this Section 2.13, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14(c), Section 2.14(e), Section 2.15 or Section 2.16 shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (New York City time) shall be deemed to be received on the next succeeding Business Day.
          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (365/366 days in the case of interest on Base Rate Loans to the extent that such interest is determined based upon BofA’s “prime rate” and not the Federal Funds Rate), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) [Intentionally Omitted].

          (d) Each payment by the Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit Issued or such cost, expense or other Obligation was incurred; provided, however, that (i) the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit and (ii) other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.
          (e) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans shall be applied first to repay such Loans outstanding as Base Rate Loans and then to repay such Loans outstanding as Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.
          (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each relevant Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have made such payment in full to the Administrative Agent, each relevant Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
          (g) Subject to the provisions of clause (h) of this Section 2.13 (and except as otherwise provided in Section 2.9 or elsewhere in this Agreement), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower or any other Loan Party shall be applied first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; second, to pay all other Obligations then due and payable; and then, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion; and, unless provided otherwise herein, all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and the Issuers as are entitled thereto, and, if to the Lenders, in proportion to their respective Ratable Portions.
          (h) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Secured Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default, and agrees that upon the termination of the Commitments or the acceleration of any of the Obligations pursuant to Section 9.2, the Facility Agents shall apply all payments made to or received by any Facility Agent, any Lender or any Issuer constituting proceeds of Collateral (including all funds on deposit in the Special Cash Collateral Account or any Cash Collateral Account (including all proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice)) and all other payments made to or received by any Facility Agent, any Lender or any Issuer with respect to any Secured Obligations in the following order:
          first, to pay interest on and then principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;
          second, to pay interest on and then principal of any Swing Loan;
          third, to pay Secured Obligations in respect of any expense reimbursements (including indemnities) or Cash Management Obligations then due to the Facility Agents;
          fourth, to pay Secured Obligations in respect of any expense reimbursements (including indemnities) then due to the Lenders and the Issuers;
          fifth, to pay Secured Obligations in respect of any fees then due to the Facility Agents, the Lenders and the Issuers;
          sixth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;
          seventh, to pay or prepay principal payments on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3;
          eighth, to pay or prepay principal amounts on Secured Obligations in respect of Hedging Contracts and Cash Management Obligations, ratably (based on the proportional amounts thereof) to the aggregate principal amount of such Hedging Contracts and Cash Management Obligations;
          ninth, to the ratable (based on the proportional amounts thereof) payment of all other Secured Obligations (other than Secured Obligations under the Loan Party Canadian Facility Guaranty);
          tenth, to the payment of all Secured Obligations under the Loan Party Canadian Facility Guaranty; and
          eleventh; as directed by the Borrower;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses first through ninth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the applicable Agent’s and each applicable Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clause; and provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata and then to the Lenders. The order of priority set forth in clauses first through ninth of this Section 2.13(h) may at any time and from time to time be changed by the agreement of the Requisite Lenders and each adversely affected Lender without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or an Issuer, or any other Person. The order of priority set forth in clauses first through fifth of this Section 2.13(h) may be changed only with the prior written consent of the Administrative Agent in addition to the Requisite Lenders. The order of priority set forth in clause tenth of this Section 2.13(h) may be changed only with the prior written consent of the Requisite Lenders and the administrative agent under the Canadian Facility.
          (i) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swing Loans or Revolving Loans. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) and the Lenders to make Revolving Loans pursuant to Section 2.2(a) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.
          Section 2.14 Special Provisions Governing Eurodollar Rate Loans.
          (a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrower.
          (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that: (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed; or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Loans for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan will automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Administrative Agent (in the case of clause (i) above) or the Requisite Lenders (in the case of clause (ii) above) has or have determined that the circumstances causing such suspension no longer exist.
          (c) Increased Costs. If at any time any Lender shall determine that due to the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate or with respect to taxes (payment with respect to which shall be governed by Section 2.16)) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If at any time after a Lender gives notice under this Section 2.14(d) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.
          (e) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10, the Borrower shall compensate each Lender, upon demand (with a copy of such demand to the Administrative Agent), for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) which such Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9) on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.14(d), or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower and the Administrative Agent concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.
          Section 2.15 Capital Adequacy. If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority regarding capital adequacy (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation or other Person controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation or other Person could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such

Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.16 Taxes.
          (a) Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and each Agent (A) taxes imposed on or measured by its net income or net profits and franchise taxes imposed on such Person by the United States of America, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or such Agent (as the case may be) is organized, in which its principal office is located, or in which it is otherwise doing business, or, in the case of any Lender, in which its Applicable Lending Office is located, (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (C) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (w) an Eligible Assignee which became a party to this Agreement after the Closing Date, the date of the Assignment and Acceptance or Assumption Agreement pursuant to which such Eligible Assignee became a party to this Agreement, (x) a successor Agent, the date of the appointment of such Agent, (y) a successor Issuer, the date such Issuer becomes an Issuer and (z) the designation of a new Applicable Lending Office) applicable to such Lender, such Issuer or such Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or Assumption Agreement or the date of such appointment of such Agent or the date such Issuer becomes an Issuer, as appropriate) and (D) all liabilities, penalties and interest with respect to any of the foregoing, (ii) in the case of each Agent, each Lender and each Issuer, taxes imposed on or measured by its net income or net profits, franchise and similar taxes imposed on it as a result of a present or former connection between such Agent, such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or taxing authority thereof or therein and (iii) in the case of each Agent, each Lender and each Issuer, taxes imposed as a result of the gross negligence or willful misconduct of such Agent, such Lender or such Issuer (as the case may be) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). Except as otherwise provided in this Section 2.16, if any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or any Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender, such Issuer or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions, (iii) the Loan Parties shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) within 30 days after payment, the Loan Parties shall deliver to the Administrative Agent evidence of such payment.
          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by any state, county, city or other political subdivision within the United States (but not United States federal taxes, payment with respect to which shall be governed by clause (a) above) or by any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
          (c) Each Loan Party will, jointly and severally, indemnify each Lender, each Issuer and each Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, such Issuer or such Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Issuer or such Agent (as the case may be) makes written demand therefor setting forth in reasonable detail the basis and calculations of such amounts.
          (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 11.8, the original or a certified copy of a receipt evidencing payment thereof.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of the Loan Parties contained in this Section 2.16 shall survive the payment in full of the Secured Obligations.
          (f) (i) Each Non-U.S. Lender or Non-U.S. Agent that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date in the case of each Non-U.S. Lender or Non-U.S. Agent that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance or Assumption Agreement pursuant to which such Non-U.S. Lender becomes a Lender, the date a successor Issuer becomes an Issuer or the date a successor Agent becomes an Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:
                    (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;
                    (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;
                    (C) Form W-8IMY (claiming exemption from, or a reduction of, U.S. withholding tax for foreign intermediaries, foreign flow-through entities or U.S. branches of certain foreign banks or foreign insurance companies) or any successor form;
                    (D) in the case of a Non-U.S. Lender or Non-U.S. Agent claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate establishing such Non-U.S. Lender or Non-U.S. Agent’s entitlement to such exemption including, without limitation, certification that the Non-U.S. Lender or Non-U.S. Agent is not a bank receiving payments under this Agreement on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and/or

                    (E) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s or Non-U.S. Agent’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender or Non-U.S. Agent under the Loan Documents.
          (ii) Each U.S. Lender shall (v) on or prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance or Assumption Agreement pursuant to which such U.S. Lender becomes a Lender, on or prior to the date a successor Issuer becomes an Issuer or on or prior to the date a successor Agent becomes a Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender, an Issuer or an Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii) except to the extent that such Person is required to deliver a withholding form under Treasury Regulation section 1.1441-1 to establish its withholding status.
          (g) Unless the Borrower and the Administrative Agent have received forms, documents and/or other evidence satisfactory to them indicating that payments under any Loan Document to or for a U.S. Lender, Non-U.S. Lender or Non-U.S. Agent are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by Requirements of Law from such payments at the applicable statutory rate. For any period with respect to which an Agent, Lender or Issuer has failed to provide the Borrower with the appropriate forms required under Section 2.16(f), such Agent, such Lender or such Issuer shall not be entitled to indemnification or increased amounts under Section 2.16(a) or (c) with respect to Taxes imposed by the United States by reason of such failure except to the extent withholding is required as a result of a change in law occurring after the applicable time described in paragraph (f), in which case the Borrower shall be required to gross-up or indemnify for such amounts resulting solely from such change in law.
          (h) Any Lender or Issuer claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of such Lender or Issuer, be otherwise disadvantageous to such Lender or Issuer.
          (i) If any Lender or any Issuer changes its residence, place of business or Applicable Lending Office or takes any other similar action, and the effect of such change or action, as of the date thereof, would be to increase the additional amounts that the Loan Parties are obligated to pay under this Section 2.16, the Loan Parties shall not be obligated to pay the amount of such increase.
          (j) If any Agent or Lender determines in its sole discretion that it has actually received any refund of tax in connection with any deduction or withholding or payment of any additional amount by the Loan Parties pursuant to this Section 2.16, such Person shall reimburse the Borrower in an amount equal to such refund, after tax, and net of all expenses incurred by such Person in connection with such refund. The Borrower shall return such amount to the applicable Person in the event that such Person is required to repay such refund of tax. Nothing contained in this paragraph shall interfere with the right of each of the Agents and the Lenders to arrange its tax affairs in whatever manner it thinks fit, nor to disclose any information or any computations relating to its tax affairs or to do anything that would prejudice its ability to benefit from other credits, relief, remissions or repayments to which it may be entitled.
          Section 2.17 Substitution of Lenders. In the event that (a) (i) any Lender makes a claim under Section 2.14(c) or Section 2.15, or (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d), or (iii) the Borrower is required to make any payment pursuant to Section 2.16 that is attributable to any Lender, or (iv) any Lender is a Non-Funding Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (c) except with respect to clause (a)(iii) above, Lenders holding at least 75% of the sum of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may, at its sole cost and expense, substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i), (ii), (iii) or (iv)) by the Borrower to the Administrative Agent and the Affected Lender that the Borrower intends to make such substitution, which substitute financial institution must be an Eligible Assignee and, if not a Lender, reasonably acceptable to the Administrative Agent; provided, however, that if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claims) less than all, Lenders making such claims. In the event that the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent, each Issuer and the written notice was properly issued under this Section 2.17, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents (for a purchase price equal to the principal balance of all Loans held by such Affected Lender and all accrued and unpaid interest with respect thereto through the date of sale) and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations) and such sale and purchase shall be recorded in the Register maintained by the Administrative Agent. Upon the effectiveness of such sale, purchase and assumption (which, in any event shall be conditioned upon the payment in full by the Borrower to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitments of the Affected Lender shall be terminated, provided that all indemnities under the Loan Documents shall continue in favor of such Affected Lender. Notwithstanding the above, the Borrower may not exercise the substitution right under this Section 2.17 during the continuance of an Event of Default.

          Section 2.18 Facility Increase.
          (a) The Borrower may (no more frequently than three times after the Closing Date (in minimum increments of $50,000,000) during the term of the Revolving Credit Facility) request the Lenders or other Eligible Assignees acceptable to the Administrative Agent in its reasonable discretion to provide additional Commitments (a “Facility Increase”) up to an aggregate amount during the term of the Revolving Credit Facility not in excess of $200,000,000; provided, however, that (i) the Borrower shall have given the Administrative Agent at least 60 days’ written notice of its intention to effect the Facility Increase and the desired amount of such Facility Increase, (ii) there shall exist no Default or Event of Default as of the Facility Increase Effective Date (as defined below) or after giving effect to the Facility Increase to occur on that date and the other conditions precedent to a Borrowing set forth in Section 3.2 are satisfied as of the Facility Increase Effective Date, (iii) an opinion of counsel to the Loan Parties in form and substance and from counsel reasonably satisfactory to the Administrative Agent and addressed to the Facility Agents, the Issuers and the Lenders dated the Facility Increase Effective Date and addressing such matters as the Administrative Agent may reasonably request shall be delivered to the Administrative Agent, (iv) the Administrative Agent shall have received such other documents, agreements, certificates and writings with respect to the Facility Increase as the Administrative Agent shall reasonably request (including, without limitation, resolutions of the Borrower authorizing the borrowings under the Facility Increase and such amendments, modifications and/or supplements to the Collateral Documents as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the borrowings under the Facility Increase are secured by, and entitled to the benefits of, the Collateral Documents), (v) the Borrower shall have paid to the Administrative Agent a fee to be determined (but in any event reasonably acceptable to Group) and (vi) the Borrower shall have paid to the Lenders providing the Facility Increase a fee required in order to clear the market in an amount to be determined.
          (b) The Borrower shall have the right to offer such increase to (x) the Lenders, and each Lender will have the right, but not the obligation, to commit to all or a portion of the proposed Facility Increase or (y) any institution that would be an Eligible Assignee and is acceptable to the Administrative Agent in its reasonable discretion; provided, however, that (i) the additional Revolving Credit Commitment of each Lender or Eligible Assignee is $5,000,000 or an incremental multiple of $1,000,000 in excess thereof, (ii) such Lender or Eligible Assignee executes an Assumption Agreement pursuant to which such Lender or Eligible Assignee agrees to commit to all or a portion of such Facility Increase and, in the case of an Eligible Assignee, to be bound by the terms of this Agreement as a Lender, (iii) the Borrower shall offer the proposed Facility Increase to each Lender (other than a Non-Funding Lender) prior to offering any portion of such Facility Increase to an Eligible Assignee and if the Borrower has not received commitments from the Lenders in an aggregate amount at least equal to the amount of the proposed Facility Increase, then the Borrower may request commitments for such Facility Increase from Eligible Assignees in an aggregate amount equal to such deficiency, (iv) the fees to be paid to any Eligible Assignee shall be no greater than those paid (or which were offered) to the then existing Lenders providing (or which were requested to provide) any portion of the proposed Facility Increase, (v) the Loans made pursuant to such Facility Increase shall have the same terms (including, without limitation, maturity date, Applicable Margin and Collateral) as the other Loans (including, without limitation, terms for the other Loans that are amended to reflect any otherwise better terms for the Loans made pursuant to such Facility Increase) and (vi) such Facility Increase shall be subject to the successful syndication of the entire amount of such proposed Facility Increase.
          (c) On the effective date provided for in the Assumption Agreements providing for a Facility Increase (each a “Facility Increase Effective Date”), the Revolving Credit Commitments

will be increased by the additional amount committed to by each Lender or Eligible Assignee on the Facility Increase Effective Date.
          (d) In the event there are Lenders or Eligible Assignees that have committed to a Facility Increase in excess of the maximum amount requested (or permitted), then the Arrangers (with the consent of the Borrower which shall not be unreasonably withheld) shall have the right to allocate such commitments as among the committing Lenders or committing Eligible Assignees, as the case may be.
          (e) On each Facility Increase Effective Date, the Administrative Agent will effect a settlement of all outstanding Loans among the Lenders (including, without limitation, those Eligible Assignees that become Lenders on such Facility Increase Effective Date) that will reflect the adjustments to the Commitments of such Lenders. Any interest, fees and other payments accrued to the Facility Increase Effective Date with respect to any Loans of a Lender transferred by such Lender in accordance with such settlement shall be for the account of the transferring Lender. Any interest, fees and other payments accrued on and after the Facility Increase Effective Date with respect to the interests and obligations acquired by a Lender hereunder as a result of such settlement shall be for the account of the acquiring Lender. On each Facility Increase Effective Date, the Administrative Agent shall notify the Lenders (including, without limitation, those Eligible Assignees that become Lenders on such Facility Increase Effective Date) and the Borrower of the occurrence of the Facility Increase to be effected on such Facility Increase Effective Date, the amount of Loans held by each Lender as a result thereof and the amount of the Commitment of each Lender as a result thereof.
          Section 2.19 Special Cash Collateral Account. The Borrower may from time to time deposit into the Special Cash Collateral Account cash of the Borrower to be included in the calculation of the Borrowing Base; provided that (i) such deposit shall be made upon not less than 2 Business Days’ prior written notice to the Facility Agents and (ii) such deposit shall be made on the same day (or within one Business Day thereafter) as the day of the delivery of the Borrowing Base Certificate required by Section 6.12(a) (Borrowing Base Determination) (but in any event no more frequently than once per week). The Borrower may not make any such deposit if a Default or an Event of Default shall have occurred and is continuing unless the making of such deposit shall cure such Default or Event of Default. Funds on deposit in the Special Cash Collateral Account may be invested in Permitted Cash Equivalents at the direction of the Collateral Agent and, except during the continuance of an Event of Default (unless otherwise agreed to by the Administrative Agent in its sole discretion), the Collateral Agent agrees with the Borrower to make or cause to be made such investments in Permitted Cash Equivalents as requested by the Borrower; provided, however, that the Collateral Agent shall not have any responsibility for, or bear any risk of loss of, any such requested investment or income thereon and the Collateral Agent shall have no obligation to make or cause to be made any such investment absent a request by the Borrower for a specific investment in Permitted Cash Equivalents. The Borrower may request the Collateral Agent to withdraw monies from the Special Cash Collateral Account and deliver such withdrawn amounts to the Borrower by written notice to the Facility Agents delivered together with (but no more frequently than once per week) the delivery of the Borrowing Base Certificate required by Section 6.12(a) (Borrowing Base Determination); provided, that no withdrawal shall be permitted at the request of the Borrower if a Default or an Event of Default shall have occurred and is continuing (other than a withdrawal of monies by the Collateral Agent, at the request of the Borrower, to be applied directly to the immediate payment of the Loans and if paid in full then to the cash collateralization of Letter of Credit Obligations, and not to be delivered to the Borrower) or, after giving effect to such withdrawal, the aggregate principal amount of the Revolving Credit Outstandings will exceed the Maximum Credit. The parties hereto acknowledge and agree that the Special Cash Collateral Account is not a Cash Collateral Account and that all funds and Permitted Cash Equivalents in the Special Cash Collateral

Account are collateral security for the payment of the Secured Obligations. The Administrative Agent may, in its sole discretion, from time to time apply funds and Permitted Cash Equivalents then held in the Special Cash Collateral Account to the payment of Secured Obligations which are past due.
ARTICLE III
CONDITIONS TO LOANS AND LETTERS OF CREDIT
          Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of each Lender to make the initial Loans requested to be made by it on or after the Closing Date and the obligation of each Issuer to Issue the initial Letters of Credit on or after the Closing Date is subject to the satisfaction of all of the following conditions precedent:
          (a) Certain Documents. The Administrative Agent shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender and each of their respective counsel, in sufficient copies for each Lender:
          (i) this Agreement, duly executed and delivered by the Borrower and Group;
          (ii) the Fee Letters, duly executed and delivered by the Borrower;
          (iii) [Intentionally Omitted]; (iv) the Guaranty, duly executed by each Guarantor;
          (v) the Pledge and Security Agreement, duly executed by the Borrower and each Guarantor, together with each of the following:
          (A) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered on the Closing Date, the Collateral Agent (for the benefit of the Secured Parties) shall have a valid and perfected security interest in the Collateral having the priority described in Section 4.20 of this Agreement and the Collateral Documents, including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of the Collateral Agent’s security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement), (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder, and (z) copies of United States Patent and Trademark Office and United States Copyright Office searches as of a recent date with respect to any intellectual property of any Loan Party registered with either such office or for which an application for registration has been submitted to either such office, which searches shall not indicate any Liens on any such intellectual property, except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;
          (B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to the Pledge and Security Agreement and undated stock powers for such certificates, instruments and other documents executed in blank;
          (C) all instruments representing Pledged Debt Instruments being pledged pursuant to the Pledge and Security Agreement duly endorsed in favor of the Collateral Agent or in blank; and
          (D) evidence reasonably satisfactory to the Administrative Agent of payment or arrangements for payment by the Borrower of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents necessary to perfect the Liens created by the Pledge and Security Agreement;
          (vi) [Intentionally Omitted];
          (vii) a Borrowing Base Certificate dated on or about the Closing Date;
          (viii) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties), and addressing such other related matters as any Lender through the Administrative Agent may reasonably request, including opinions as to the enforceability of the Loan Documents, compliance with all laws and regulations (including Regulation U of the Board of Governors of the Federal Reserve System), the perfection of all security interests purported to be granted pursuant to the Collateral Documents and no conflicts with material agreements;
          (ix) (i) (A) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State (or local equivalent, if applicable) of its jurisdiction of organization and (B) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (1) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (2) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and (3) that there have been no changes in the articles or certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the articles or certificate of incorporation (or equivalent Constituent Document) of such Loan Party delivered pursuant to clause (A) above;
               (ii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver this Agreement and any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party; and
               (iii) a good standing certificate from the applicable Governmental Authority of (A) each Loan Party’s jurisdiction of incorporation, organization or formation and (B) each jurisdiction in which it is qualified as a foreign corporation or other entity to do business and which, if it were not so qualified in such jurisdiction, could reasonably be expected to have a Material Adverse Effect, each dated a recent date prior to the Closing Date;
          (x) a certificate of the chief financial officer of Group stating that the Borrower is Solvent and that the Borrower and the Subsidiary Guarantors (taken as a whole), are Solvent, in each case, after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9, the payment of all estimated legal, accounting and other fees related hereto and thereto and the consummation of the other transactions contemplated hereby;
          (xi) a certificate of a Responsible Officer of Group to the effect that the conditions set forth in Section 3.1(g) and Section 3.2 have been satisfied;
          (xii) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of each Loan Party;
          (xiii) all other Collateral Documents and other Loan Documents and related certificates, instruments, documents and agreements required, pursuant to the Pledge and Security Agreement or this Agreement, to be delivered on the Closing Date (including, without limitation, Blocked Account Letters, Restricted Account Letters, Control Account Agreements, Landlord Waivers and Bailee Letters), duly executed by the parties thereto; and
          (xiv) such other certificates, documents, agreements and information respecting any Loan Party or the Collateral as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request.
          (b) Termination of Existing Credit Agreement. Group and its Subsidiaries shall have (i) repaid in full all Indebtedness and other obligations under or with respect to the Existing Credit Agreement and any related documents (or in the case of any such Indebtedness that is a guaranty, terminated such guaranty), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Administrative Agent a payoff letter with respect to the Existing Credit Agreement and all documents or instruments necessary to release all Liens securing the Indebtedness and other obligations of Group and its Subsidiaries under or with respect to the Existing Credit Agreement or any related documents (such payoff letter, documents and instruments to be in form and substance satisfactory to the Administrative Agent), and (iv) made arrangements reasonably satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding under the Existing Credit Agreement (other than the Existing Rollover Letters of Credit) or the issuance of Letters of Credit to support the obligations of the Borrower with respect thereto.
          (c) Financial Statements. The Lenders shall have received and be satisfied with (i) unaudited consolidated and consolidating (by business unit) income statement and balance sheet and audited consolidated financial statements of Group and its Subsidiaries for each fiscal quarter ending on or after January 1, 2008 for which such financial statements are available in final form (but in any event the financial statements of Group and its Subsidiaries for each such fiscal quarter through and including the fiscal quarter ending July 5, 2008) and (ii) Group’s projections which shall include a financial forecast on a monthly basis for the first twelve months after the Closing Date and on an quarterly basis thereafter through the year of the Revolving Loan Maturity Date prepared by Group’s management.
          (d) Availability. As of the Closing Date, Available Credit shall be not less than $50,000,000 (after giving effect to the Borrowings, issuances of Letters of Credit and financial accommodations under the Canadian Facility, in each instance, requested or deemed requested to be made on the Closing Date).
          (e) Consents, Etc. Each Warnaco Entity shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Warnaco Entities lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the other Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral owned by each of them in the manner and for the purpose contemplated by the Loan Documents or the transactions contemplated thereby (other than certain non-discretionary consents, authorizations, filings, registrations and other similar actions or approvals which by their nature may only be made after the Closing Date and which will be made as soon as practical after the Closing Date).
          (f) Fees and Expenses Paid. There shall have been paid all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letters).
          (g) No Material Adverse Effect. There shall have been no event, circumstance or change since December 29, 2007 that has had, either individually or in the aggregate, a Material Adverse Effect. There shall be no actions, suits, investigations, litigation or proceedings pending or threatened in any court or before any arbitrator or Governmental Authority and no judgments, orders, injunctions or other restraints that (i) could reasonably be expected to have a Material Adverse Effect or (ii) can reasonably be expected to materially and adversely affect the Revolving Credit Facility or the transactions contemplated thereby.
          (h) Audit and Other Due Diligence. The Administrative Agent shall have conducted a field examination and ordered an appraisal of each Loan Party’s Inventory and the Administrative Agent and the Lenders shall have had an opportunity, if they so choose, to examine the books of account and other records and files of the Loan Parties and to make copies thereof, and to conduct a pre-closing audit, which shall include, without limitation, verification of Receivables and the Borrowing Base of the Borrower and each other Loan Party, and to conduct such other due diligence with respect to the Loan Parties and the Collateral as the Administrative Agent and the Lenders require, and the results of such field examination, appraisal, examination, audit and other due diligence shall have been reasonably satisfactory to the Administrative Agent and the Lenders in all respects.
          (i) Canadian Facility. The Canadian Facility shall have been executed by all the parties thereto.
          Section 3.2 Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each

Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of all of the following conditions precedent:
          (a) Request for Borrowing or Issuance of Letter of Credit. With respect to (i) any Revolving Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing, (ii) any Swing Loan, the Administrative Agent shall have received a duly executed Swing Loan Request and (iii) any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request, in each case, dated on or before such date.
          (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or issuance of such Letter of Credit, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:
          (i) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
          (ii) no Default or Event of Default has occurred and is continuing.
          (c) Borrowing Base. The Borrower shall have delivered the Borrowing Base Certificate required to be delivered by Section 6.12. After giving effect to the Loans or the Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.
          (d) No Legal Impediments. The making of the Loans or the issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.
Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request and the issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in Section 3.2(b) on the date of the making of such Loan or the issuance of such Letter of Credit.
          Section 3.3 Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          To induce the Lenders, the Issuers, the Administrative Agent and the Collateral Agent to enter into this Agreement, Group represents and warrants as to each Warnaco Entity, and the Borrower represents and warrants as to itself and as to each of its Subsidiaries, to the Lenders, the Issuers, the Administrative Agent and the Collateral Agent that, on and as of the Closing Date, after giving effect to the making of the Loans and other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(i):
          Section 4.1 Corporate Existence; Compliance with Law. Each Warnaco Entity (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect; (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents; (e) is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.
          Section 4.2 Corporate Power; Authorization; Enforceable Obligations.
          (a) The execution, delivery and performance by each Warnaco Entity of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, including the obtaining of the Loans and the creation and perfection of the Liens on the Collateral as security therefor:
          (i) are within such Warnaco Entity’s corporate, limited liability company, partnership or other powers;
          (ii) have been or, at the time of delivery thereof pursuant to Article III will have been, duly authorized by all necessary corporate, limited liability company or partnership, as the case may be, action, including the consent of shareholders, partners and members where required;
          (iii) do not and will not (A) contravene such Warnaco Entity’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Warnaco Entity (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Warnaco Entity, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Warnaco Entity or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any of the property of such Warnaco Entity or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Loan Documents; and

          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and which have been or will be, prior to the Closing Date, obtained or made (without the imposition of any conditions that are not reasonably acceptable to the Agents), copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.
          (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof hereunder, duly executed and delivered by each Warnaco Entity party thereto.
          (c) This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Warnaco Entity party thereto, enforceable against such Warnaco Entity in accordance with its terms.
          (d) For so long as the Senior Note Indenture is in effect or any Senior Notes are outstanding, each Borrowing, Issuance of a Letter of Credit and financial accommodation made under the Canadian Facility and each delivery by the Borrower of a Borrowing Base Certificate constitutes a representation and warranty by each of Group and the Borrower that, as of the date of such Borrowing, Issuance, financial accommodation or delivery, as the case maybe (both before and after giving effect to such Borrowing, Issuance or financial accommodation, if applicable), the financial accommodations provided to the Borrower hereunder, both by themselves and together with the financial accommodations provided to the Canadian Borrower under the Canadian Facility and the guaranty by the Loan Parties under the Loan Party Canadian Facility Guaranty, do not violate the debt incurrence restrictions set forth in the Senior Note Indenture or any other Senior Note Document. Without limitation of the foregoing, each of Group and the Borrower represents and warrants that (i) each Borrowing (including each Borrowing under a Facility Increase), the Obligations with respect to each Letter of Credit and the guaranty by the Loan Parties of the Canadian Secured Obligations pursuant to the Loan Party Canadian Facility Guaranty is Permitted Debt (as defined in the Senior Note Indenture) and is permitted under Section 4.09 of the Senior Note Indenture, (ii) as of the Closing Date there are in existence no Credit Facilities (as defined in the Senior Note Indenture) other than this Agreement, the Canadian Facility and the Italian Debt Facility and (iii) as of the Closing Date each Credit Facility (as defined in the Senior Note Indenture) other than this Agreement and the Canadian Facility is permitted under Section 4.09 of the Senior Note Indenture (other than under clause (b) thereof).
          Section 4.3 Ownership of Group, Borrower; Subsidiaries.
          (a) The authorized capital stock of the Borrower consists of 100,000 shares of common stock, $1.00 par value per share, of which 100,000 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by Group, free and clear of all Liens other than the Lien in favor of the Collateral Agent for the benefit of the Secured Parties created under the Loan Documents. No Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. There are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.
          (b) Set forth on Schedule 4.3 (Ownership of Warnaco Entities) is a complete and accurate list of all Subsidiaries of Group on the Closing Date, showing (as to each such Subsidiary) the jurisdiction of its incorporation or organization, the number of shares of each class of its Stock or Stock Equivalents authorized, and the number outstanding, on the Closing Date and the percentage of each such class of its Stock or Stock Equivalents owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All of the outstanding Stock or Stock Equivalents in each Subsidiary of Group has been validly issued, is fully paid and non-assessable and is owned by a Warnaco Entity (except as described on Schedule 4.3 (Ownership of Warnaco Entities)) free and clear of all Liens, except those created under the Loan Documents or the Loan Documents (as defined in the Canadian Facility). No Stock of any Warnaco Entity is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. No Warnaco Entity is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. Group does not own or hold, directly or indirectly, any Stock of any Person other than the Subsidiaries set forth on Schedule 4.3 (Ownership of Warnaco Entities) and the Investments permitted by Section 8.3.
          Section 4.4 Financial Statements.
          (a) (x) The consolidated balance sheet of Group and its Subsidiaries as at December 29, 2007, and the related consolidated statements of income, retained earnings and cash flows of Group and its Subsidiaries for the fiscal year then ended, certified by Deloitte & Touche LLP, (y) the unaudited consolidating balance sheets of Group and its Subsidiaries as at December 29, 2007, and the related consolidated statements of income, retained earnings and cash flows of Group and its Subsidiaries for the Fiscal Year then ended, and (z) the unaudited consolidated and consolidating balance sheets of Group and its Subsidiaries as at July 5, 2008, and the related consolidated statements of income, retained earnings and cash flows of Group and its Subsidiaries for the Fiscal Quarter then ended and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, copies of all of which have been furnished to each Lender, fairly present, subject, in the case of said interim financial statements under clause (z), to the absence of footnote disclosure and normal recurring year-end audit adjustments, the consolidated and consolidating, as the case may be, financial condition of Group and its Subsidiaries as at such dates and the consolidated and consolidating, as the case may be, results of the operations of Group and its Subsidiaries for the period ended on such dates, all in conformity with Agreement Accounting Principles.
          (b) Neither Group nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the Financial Statements referred to in clause(a) above, in the notes thereto or permitted by this Agreement.
          (c) The Projections have been prepared by Group in light of the past operations of its business, and reflect projections for the fiscal periods covered thereby. The Projections are based upon estimates and assumptions stated therein, all of which Group believes to be reasonable and fair in light of current conditions and current facts known to Group and, as of the Closing Date, reflect Group’s good faith and reasonable estimates of the future financial performance of Group and its Subsidiaries and of the other information projected therein for the periods set forth therein.
          Section 4.5 Material Adverse Change. Since December 29, 2007, there has been no Material Adverse Change and there have been no events or developments that in the aggregate have had a Material Adverse Effect.
          Section 4.6 Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is Solvent and the Borrower and the Subsidiary Guarantors, taken as a whole, are Solvent.
          Section 4.7 Litigation. There are no pending or, to the knowledge of Group or the Borrower, threatened actions, suits, investigations, litigation or proceedings pending or threatened in any court or before any arbitrator or Governmental Authority that in the aggregate could reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not and could not reasonably be expected to be restrained or enjoined (either temporarily, preliminarily or permanently).
          Section 4.8 Taxes.
          (a) All federal and material state, local and foreign income, franchise and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by Group or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or which are material and otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of Group or such Tax Affiliate in conformity with Agreement Accounting Principles. Proper and accurate amounts have been withheld by Group and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
          (b) None of Group or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any material taxes or other charges relating thereto; (ii) any obligation under any tax sharing agreement or arrangement other than that to which the Administrative Agent has a copy prior to the date hereof; or (iii) been a member of an affiliated, combined or unitary group other than the group of which Group (or its Tax Affiliate) is the common parent other than, prior to the acquisition by Group thereof, Warnaco Swimwear, Inc. and its Subsidiaries and Designer Holdings Limited and its Subsidiaries.
          (c) Each Foreign Subsidiary owned directly or indirectly by Group is either a “controlled foreign corporation”, as defined under Section 957 of the Code, or owned, directly or indirectly, by one or more “controlled foreign corporations”.
          Section 4.9 Full Disclosure. The written information prepared or furnished by or on behalf of any Warnaco Entity in connection with this Agreement or the consummation of the financing, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to Group or the Borrower which are material to an understanding of the financial condition, business, properties or prospects of Group and its Subsidiaries taken as one enterprise have been disclosed to the Lenders.
          Section 4.10 Margin Regulations. No Warnaco Entity is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of

Regulation U of the Federal Reserve Board), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.
          Section 4.11 No Burdensome Restrictions; No Defaults.
          (a) No Warnaco Entity (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the property or assets of any thereof or (ii) is subject to any charter or corporate or other similar restriction that would have a Material Adverse Effect.
          (b) No Warnaco Entity is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of Group and the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Warnaco Entity, other than, in either case, those defaults which in the aggregate would not have a Material Adverse Effect.
          (c) No Default or Event of Default has occurred and is continuing.
          (d) To the best knowledge of Group and the Borrower, there is no Requirement of Law applicable to any Warnaco Entity the compliance with which by such Warnaco Entity would have a Material Adverse Effect.
          Section 4.12 Investment Company Act. No Warnaco Entity is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
          Section 4.13 Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed by the Borrower, each other Warnaco Entity) solely as follows: (i) to refinance all amounts owing under the Existing Credit Agreement and to pay fees and expenses in connection with entering into the Loan Documents, (ii) to provide working capital from time to time for the Warnaco Entities and (iii) for other general and corporate purposes of the Warnaco Entities permitted hereunder.
          Section 4.14 Insurance. All policies of insurance of any kind or nature of any Warnaco Entity, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. No Warnaco Entity has been refused insurance for any material coverage which it had applied or, prior to the date hereof, had any policy of insurance terminated (other than at its request). Each insurance policy maintained by each Loan Party includes endorsements naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee thereunder.
          Section 4.15 Labor Matters.
          (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Warnaco Entity, other than those which in the aggregate would not have a Material Adverse Effect.

          (b) There are no unfair labor practices, grievances or complaints pending, or, to Group’s knowledge, threatened against or involving any Warnaco Entity, nor are there any arbitrations or grievances threatened involving any Warnaco Entity, other than those which, in the aggregate, if resolved adversely to such Warnaco Entity, would not have a Material Adverse Effect.
          (c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of any Warnaco Entity.
          (d) Schedule 4.15 (Labor Matters) sets forth, as of the Closing Date, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of any Warnaco Entity.
          Section 4.16 ERISA.
          (a) Schedule 4.16 (ERISA Matters) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which any Warnaco Entity has any obligation or liability, contingent or otherwise.
          (b) Each employee benefit plan of each Warnaco Entity which is intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures in the aggregate would not have a Material Adverse Effect.
          (c) Each Title IV Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that in the aggregate would not have a Material Adverse Effect.
          (d) There has not been, nor is there reasonably expected to occur, any ERISA Event which would have a Material Adverse Effect
          (e) Other than as set forth on Schedule 4.16 (ERISA Matters), there are no Unfunded Pension Liabilities.
          (f) Other than as set forth on Schedule 4.16 (ERISA Matters), no Warnaco Entity or any ERISA Affiliate thereof would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.
          Section 4.17 Environmental Matters.
          (a) The operations and properties of each Warnaco Entity comply, except to the extent non-compliance would not have a Material Adverse Effect, with all applicable Environmental Laws and Environmental Permits, all material past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Warnaco Entity or any of their properties that could be reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (b) None of the properties currently or formerly owned or operated by any Warnaco Entity is, to the knowledge of Group or the Borrower with respect to formerly owned or operated properties, listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property, except where such listing would not reasonably be expected to have a Material Adverse Effect; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Contaminants are being or have been treated, stored or disposed on any property currently owned or operated by any Warnaco Entity or, to the best of its knowledge, on any property formerly owned or operated by any Warnaco Entity that in any case could reasonably be expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Warnaco Entity that in any case could reasonably be expected to have a Material Adverse Effect; and Contaminants have not been released, discharged or disposed of on any property currently or, to the best knowledge of Group and the Borrower, formerly owned or operated by any Warnaco Entity that in any case could reasonably be expected to have a Material Adverse Effect.
          (c) No Warnaco Entity is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Contaminants at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that in any case could reasonably be expected to have a Material Adverse Effect; and all Contaminants generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Warnaco Entity have been disposed of in a manner not reasonably expected to result in material liability to any Warnaco Entity.
          Section 4.18 Intellectual Property; Material License.
          (a) The Warnaco Entities own or license or otherwise have the right to use all Intellectual Property and other intellectual property rights that are necessary for the operations of their respective businesses, without, to the best of Group’s knowledge, infringing upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of any Warnaco Entity. To Group’s knowledge, no Intellectual Property now employed by any Warnaco Entity infringes upon or conflicts with any rights owned by any other Person, and no claims or litigation regarding any of the foregoing are pending or threatened, where such infringements, conflicts, claims or litigation would have, in the aggregate, a Material Adverse Effect.
          (b) Each Material License is in full force and effect as of the Closing Date.
          Section 4.19 Title; Real Property.
          (a) Each Warnaco Entity has good and marketable title to all Material Owned Real Property and good title to all personal property purported to be owned by it, including those reflected on the most recent Financial Statements delivered by Group, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. Each Warnaco Entity has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Warnaco Entity’s right, title and interest in and to all such Material Owned Real Property.

          (b) Set forth on Schedule 4.19 (Real Property) hereto is a complete and accurate list of all Material Owned Real Property and all Material Leased Property, showing as of the Closing Date, the street address, county or other relevant jurisdiction, state or province, and record owner.
          (c) As of the Closing Date, no portion of any Material Owned Real Property or any Material Leased Property has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored. No portion of any Real Property owned or leased by any Warnaco Entity is located in a special flood hazard area as designated by any federal Governmental Authority (unless flood insurance has been obtained).
          (d) All Permits required to have been issued or appropriate to enable all real property owned or leased by any Warnaco Entity to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which, in the aggregate, would not have a Material Adverse Effect.
          (e) No Warnaco Entity has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by any Warnaco Entity or any part thereof, except those which, in the aggregate, would not have a Material Adverse Effect.
          Section 4.20 Perfection of Security Interests in the Collateral. The Collateral Documents create valid Liens on the Collateral purported to be covered thereby, which Liens are perfected Liens and prior to all other Liens (other than Customary Permitted Liens having priority over such Liens).
ARTICLE V
FINANCIAL COVENANTS
          As long as any of the Obligations or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, Group and the Borrower agree with the Lenders and the Facility Agents that:
          Section 5.1 Minimum Fixed Charge Coverage Ratio. If a Trigger Event shall occur, Group shall maintain a Fixed Charge Coverage Ratio, for each Test Period with respect thereto, of at least 1.1 to 1.0.
ARTICLE VI
REPORTING COVENANTS
          As long as any of the Obligations or Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, Group and the Borrower agree with the Lenders and the Facility Agents that:
          Section 6.1 Financial Statements. Group shall furnish to the Administrative Agent (with a copy for each Lender requesting same) the following:
          (a) Monthly Reports. As soon as available and in any event within 40 days after the end of each of the first two months in each Fiscal Quarter, consolidated balance sheets of Group and its Subsidiaries as of the end of such month and consolidated statements of income and cash flow statements of Group and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year and the corresponding figures for the corresponding period set forth in the Projections and duly certified (subject to year-end audit adjustments) by a Responsible Officer of Group as having been prepared in accordance with Agreement Accounting Principles;
          (b) Quarterly Reports. As soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated and consolidating balance sheets of Group and its Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating statements of income and consolidated statements of cash flows of Group and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and also setting forth a variance analysis of monthly results during such Fiscal Quarter as compared to monthly budgeted amounts specified in the forecast for such Fiscal Quarter previously delivered pursuant to clause (e) below, duly certified (subject to year-end audit adjustments) by a Responsible Officer of Group as having been prepared in accordance with Agreement Accounting Principles and certifying compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Article V (it being understood and agreed that if such certification is delivered with respect to a Fiscal Quarter for which Section 5.1 is not being tested for a fiscal period ending on the last day of such Fiscal Quarter due to no Trigger Event having occurred, such certification shall still provide the calculations for such Section 5.1 as if a Trigger Event had occurred and such Fiscal Quarter were the last Fiscal Quarter of a Test Period, but the certification shall not then be required to indicate whether or not Group was in compliance with such Section 5.1 as at the end of such Fiscal Quarter);
          (c) Annual Consolidated Reports. As soon as available and in any event within 95 days after the end of each Fiscal Year of Group, (i) a copy of the annual audit report for such year for Group and its Subsidiaries, containing the consolidated balance sheet of Group and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and cash flows of Group and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion (without qualification as to the scope of the audit) of Deloitte & Touche LLP or by other independent public accountants reasonably acceptable to the Administrative Agent stating that (x) such financial statements fairly present the consolidated financial position of Group and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements) and (y) to the extent permitted by accounting rules and guidelines, the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and a certificate of a Responsible Officer of Group as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Article V (it being understood and agreed that if such certificate is delivered with respect to a Fiscal Year for which Section 5.1 is not being tested for a fiscal period ending on the last day of such Fiscal Year due to no Trigger Event having occurred, such certificate shall still provide the calculations for such Section 5.1 as if a Trigger Event had occurred and such Fiscal Year were a Test Period, but the certificate shall not then be required to indicate whether or not Group was in compliance with such Section 5.1 as at the end of such Fiscal Year) and (ii) financial information regarding Group and its Subsidiaries consisting of consolidating balance sheets of Group and its Subsidiaries as of the end of such Fiscal Year and related consolidating statements of income and consolidated cash flows of Group and its Subsidiaries for such Fiscal Year, all prepared in conformity with Agreement Accounting Principles and certified by a Responsible Officer of Group as fairly presenting the financial position of Group and its

Subsidiaries as at the end of such Fiscal Year and the results of their operations and cash flows for such Fiscal Year;
          (d) Compliance Certificate. Together with each delivery of any financial statement pursuant to clauses (b) and (c) of this Section 6.1, a certificate of a Responsible Officer of Group substantially in the form of Exhibit H hereto (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Article V which is tested on a quarterly basis (it being understood and agreed that if such certificate is delivered with respect to a Fiscal Quarter or Fiscal Year for which Section 5.1 is not being tested for a fiscal period ending on the last day of such Fiscal Quarter or Fiscal Year due to no Trigger Event having occurred, such certificate shall still provide the calculations for such Section 5.1 as if a Trigger Event had occurred and such Fiscal Quarter were the last Fiscal Quarter of a Test Period or such Fiscal Year were a Test Period, as the case may be, but the certificate shall not then be required to indicate whether or not Group was in compliance with such Section 5.1 as at the end of such Fiscal Quarter or Fiscal Year), (ii) showing in reasonable detail the calculations necessary to determine the Applicable Margin, (iii) stating that no Default or Event of Default has occurred and is continuing and no Default or Event of Default (as defined in the Canadian Facility) has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which Group proposes to take with respect thereto and (iv) stating that the amount of the Available Credit at any time during the period covered by such certificate did not fall to an amount which would give rise to an Accelerated Borrowing Base Certificate Delivery Date and that the amount of the Available Credit at any time during the period covered by such certificate did not fall to an amount which would give rise to a Trigger Event, or, if the Available Credit fell to any such amount, the first date on which each such event occurred;
          (e) Business Plan. Not later than 45 days after the end of each Fiscal Year (beginning with the end of Fiscal Year 2008), and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of Group for the next succeeding Fiscal Year approved by the Board of Directors of Group with updates thereof provided to the Lenders prior to each July 31, (ii) schedules of all letters of credit, (iii) forecasts (including availability forecasts) prepared by management of Group for each fiscal month in each of the succeeding Fiscal Years through the Fiscal Year in which the Revolving Loan Maturity Date is scheduled to occur, and (iv) forecasts prepared by management of Group for each of the succeeding Fiscal Years through the Fiscal Year in which the Revolving Loan Maturity Date is scheduled to occur, including, in each instance described in clause (ii) and clause (iii) above, (A) a projected year-end consolidated balance sheet, income statement and statement of cash flows and (B) a statement of all of the material assumptions on which such forecasts are based and in each case prepared by management of Group and satisfactory in form to the Administrative Agent;
          (f) Intercompany Loan Balances. Together with each delivery of any financial statement pursuant to clause (b) and clause (c) of this Section 6.1, a summary of the outstanding balance of all intercompany Indebtedness of any Subsidiary to any Loan Party as of the last day of the Fiscal Quarter or Fiscal Year covered by such financial statement, certified by a Responsible Officer of Group; provided that such balances between Loan Parties shall only be required to be delivered annually, as early as practicable;
          (g) Corporate Chart. Together with each delivery of any Financial Statement pursuant to clause (c) above, a certificate of a Responsible Officer of Group certifying that the Corporate Chart attached thereto or the last Corporate Chart delivered pursuant to this clause (g) is true, correct, complete and current as of the date of such Financial Statement; and

          (h) Trigger Event and Accelerated Borrowing Base Certificate Delivery Date. Promptly after the occurrence of a Trigger Event and/or Accelerated Borrowing Base Certificate Delivery Date, a written notice of a Responsible Officer of Group stating that a Trigger Event and/or Accelerated Borrowing Base Certificate Delivery Date has occurred and describing in reasonable detail such occurrence, including the date of such occurrence.
          Section 6.2 Default Notices. As soon as practicable, and in any event within two Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or any other event which has had a Material Adverse Effect or of the existence of any Default or Event of Default under and as defined in the Canadian Facility, Group shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.
          Section 6.3 Litigation. Promptly after the commencement thereof, Group shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Warnaco Entity, which in the reasonable judgment of Group, if adversely determined, would be reasonable likely to have a Material Adverse Effect.
          Section 6.4 Asset Sales. No later than 10 days prior to any Asset Sale anticipated to generate in excess of $15,000,000 (or its Dollar Equivalent) in net cash proceeds to the Loan Parties, Group shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated net cash proceeds anticipated to be received by Group or any of its Subsidiaries.
          Section 6.5 Notices under Senior Note Documents. Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Senior Note Document.
          Section 6.6 SEC Filings; Press Releases. Promptly after the sending or filing thereof, Group shall send the Administrative Agent copies of (a) all reports which any Warnaco Entity sends to its security holders generally, (b) all reports and registration statements which any Warnaco Entity files with the Securities and Exchange Commission or any national securities exchange, (c) all press releases, (d) all other statements concerning material changes or developments in the business of any Warnaco Entity made available by any Warnaco Entity to the public and (e) all notices of investigation or proceedings received from the Securities and Exchange Commission or any national securities exchange.
          Section 6.7 Labor Relations. Promptly after becoming aware of the same, Group shall give the Administrative Agent written notice of (a) any material labor dispute to which any Warnaco Entity is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.
          Section 6.8 Tax Returns. Upon the request of the Administrative Agent or any Lender, through the Administrative Agent, Group will provide copies of all federal, state and local tax returns and reports (other than foreign tax returns and reports) filed by any Warnaco Entity in respect of taxes measured by income (excluding sales, use and like taxes).

          Section 6.9 Insurance. As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, Group will furnish the Administrative Agent (in sufficient copies for each of the Lenders and the Collateral Agent) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Warnaco Entities and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and that all such insurance names the Collateral Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and provides that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Facility Agents.
          Section 6.10 ERISA Matters. Group shall furnish the Administrative Agent (with a copy for each Lender requesting same):
          (a) promptly and in any event within 30 days after any Warnaco Entity or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;
          (b) promptly and in any event within 10 days after any Warnaco Entity or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of Group describing such ERISA Event or waiver request and the action, if any, which such Warnaco Entity and the ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and
          (c) simultaneously with the date that any Warnaco Entity or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.
          Section 6.11 Environmental Matters. Group shall provide promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Warnaco Entity with any Environmental Law or Environmental Permit that would reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any Material Real Property or Material Leased Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.
          Section 6.12 Borrowing Base Determination. Until the Revolving Credit Termination Date:
          (a) The Borrower shall deliver to the Administrative Agent as soon as available, but in any event within 15 days after the end of each calendar month, as of the end of such calendar month, and at such other times as may be reasonably requested by the Administrative Agent (but not more than one per week), a Borrowing Base Certificate executed by a Responsible Officer of Group; provided, that during each Accelerated Borrowing Base Certificate Delivery Period or during the existence of an Event of Default, the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate not less than once each week, as of the Business Day immediately prior to the day of delivery and executed by a Responsible Officer of Group. Concurrently with the delivery of any Borrowing Base Certificate to the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certification in reasonable detail setting forth the Available Credit as of the date of such Borrowing Base Certificate.

          (b) Group and the Borrower agree (i) that the Administrative Agent, on behalf of the Lenders, may appoint an independent or an internal third party appraiser to conduct and conclude two field audits in each calendar year (and additional field audits (not to exceed, in the case of clause (B) below, two additional field audits in such calendar year) if (A) an Event of Default has occurred and is continuing at the time of the appointment of the appraiser or (B) Available Credit has been less than 15% of the aggregate of the Revolving Credit Commitments and Revolving Credit Commitments (as defined in the Canadian Facility) for 5 or more consecutive Business Days at the time of the appointment of the appraiser) with respect to Inventory owned by any Loan Party and (ii) Group shall conduct, or shall cause to be conducted, and upon request of the Administrative Agent, and present to the Administrative Agent for approval, such appraisals and reviews as the Administrative Agent shall reasonably request, all upon notice and at such times during normal business hours and as often as may be reasonably requested, in each case at the expense of Group and for the purpose of determining the Borrowing Base. Group and the Borrower shall furnish to the Administrative Agent any information which the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein. Group and the Borrower further agree to use their reasonable best efforts to assist each appraiser appointed by the Administrative Agent to conduct and conclude such field audits.
          (c) The Administrative Agent may, at the sole cost and expense of Group and the Borrower, make test verifications of the Accounts in any manner and through any medium that the Administrative Agent considers advisable, and Group and the Borrower shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith.
          (d) Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, use its reasonable best efforts to assist an independent third party appraiser appointed by the Administrative Agent to conduct and conclude (i) field audits with respect to Inventory owned by any Loan Party not more frequently than two times in any calendar year (and such additional times in any calendar year (not to exceed, in the case of clause (B) below, two additional field audits in such calendar year) if (A) an Event of Default has occurred and is continuing at the time of the appointment of the appraiser or (B) Available Credit has been less than 15% of the aggregate of the Revolving Credit Commitments and Revolving Credit Commitments (as defined in the Canadian Facility) for 5 or more consecutive Business Days at the time of the appointment of the appraiser) and (ii) Appraisals, as reasonably requested by the Administrative Agent (which, in the case of Inventory and Receivables, shall be conducted not less frequently than twice during each calendar year and may in any event be conducted if an Event of Default has occurred and is continuing at the time of the appointment of the appraiser or if Available Credit is less than 15% of the aggregate of the Revolving Credit Commitments and Revolving Credit Commitments (as defined in the Canadian Facility) in effect at the time of the appointment of the appraiser), in each case at the sole expense of the Group and the Borrower.
          (e) Not less than once each month, the Borrower shall deliver to the Administrative Agent a certificate, as of the day immediately prior to the day of delivery and executed by a Responsible Officer of Group, that sets forth the aggregate amount of Cash Management Obligations owing to the Agents or Lenders or any Affiliates of any Agent or Lender (or such other Persons as the Administrative Agent may reasonably consent to) that constitute Secured Obligations as of such date;

          (f) In connection with the consummation of a Permitted Acquisition, no Eligible Receivables or Eligible Inventory of any Proposed Acquisition Target acquired in connection with such Permitted Acquisition may be included in the Borrowing Base to the extent provided for in this Agreement unless and until the Administrative Agent shall have received the results of the appraisals, field audits, test verifications and other evaluations of such Collateral as it may reasonably request of the type specified in clauses (b), (c) and (d) above, at the sole cost and expense of Group and the Borrower.
          Section 6.13 Material Licenses. Promptly after any Loan Party becoming aware of the same, the Borrower shall give the Administrative Agent written notice of any cancellation, termination or loss of any Material License.
          Section 6.14 Communications and Amendments with respect to Canadian Facility. Group and the Borrower shall cause the Canadian Borrower to provide the Administrative Agent with copies of (i) all certificates (including, without limitation, borrowing base certificates), statements, notices and other communications provided by it or any of its Affiliates under or with respect to the Canadian Facility concurrently with the sending thereof to any other Person party to the Canadian Facility and (ii) all amendments, waivers and consents to or with respect to the Canadian Facility or any related documents promptly upon the Canadian Borrower’s receipt thereof.
          Section 6.15 Other Information. Group and the Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of any Warnaco Entity as the Administrative Agent or any Lender, through the Administrative Agent, may from time to time reasonably request.
ARTICLE VII
AFFIRMATIVE COVENANTS
          As long as any of the Obligations or Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, each of Group and the Borrower agree with the Lenders and the Facility Agents that:
          Section 7.1 Preservation of Corporate Existence, Etc. Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 8.3, Section 8.4 and Section 8.7; provided, however, no Warnaco Entity shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors (or equivalent governing body) of such Warnaco Entity shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Warnaco Entity and that the loss thereof is not disadvantageous in any material respect to the Warnaco Entities (taken as whole) or the Secured Parties.
          Section 7.2 Compliance with Laws, Etc. Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.
          Section 7.3 Conduct of Business. Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with any Warnaco Entity, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.
          Section 7.4 Payment of Taxes, Etc. Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, federal and material state, local and non-U.S. taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the appropriate Warnaco Entity in conformity with Agreement Accounting Principles, unless and until any Liens resulting from such contested items attach to its property and become enforceable against its other creditors.
          Section 7.5 Maintenance of Insurance. Each of Group and the Borrower shall (i) maintain, and cause to be maintained for each of its respective Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Warnaco Entity operates, and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Loan Document, and (ii) cause all such insurance to name the Collateral Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Facility Agents.
          Section 7.6 Access. Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, from time to time permit each Facility Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same to the Borrower (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of any Warnaco Entity, (b) visit the properties of any Warnaco Entity, (c) discuss the affairs, finances and accounts of any Warnaco Entity with any of their respective officers or directors, and (d) communicate directly with any Warnaco Entity’s independent certified public accountants (or its equivalent in foreign jurisdictions) (with Group having the right to have a representative present at all such communications). Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, authorize its independent certified public accountants (or its equivalent in foreign jurisdictions) to disclose to any Facility Agent or any Lender any and all financial statements and other information of any kind, as such Facility Agent or Lender reasonably requests from any Warnaco Entity and which such accountants may have with respect to the business, financial condition, results of operations or other affairs of such Warnaco Entity or any of its Subsidiaries.
          Section 7.7 Keeping of Books. Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with Agreement Accounting Principles of all financial transactions and the assets and business of such Warnaco Entity.
          Section 7.8 Maintenance of Properties, Etc. Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, maintain and preserve (a) all of its properties which are necessary in the conduct of its business in good working order and condition, (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are used or useful or necessary in the conduct of its business, and (c) all Intellectual Property with respect to the business of the Warnaco Entities; except where the failure to so maintain and preserve would not in the aggregate have a Material Adverse Effect.

          Section 7.9 Application of Proceeds. The Borrower (and, to the extent distributed by the Borrower, each other Warnaco Entity) shall use the proceeds of the Loans as provided in Section 4.13.
          Section 7.10 Environmental.
          (a) Each of Group and Borrower shall comply, and shall cause each of its respective Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Contaminants from any of its properties, in accordance with and to the extent required by all applicable Environmental Laws, to the extent the failure to do any of the foregoing would have a Material Adverse Effect; provided, however, that no Warnaco Entity shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
          (b) At the request of the Administrative Agent after receipt of a notice of the type specified in Section 6.11, Group will provide to the Administrative Agent and each Lender within 60 days after such request, at the expense of Group and the Borrower, an environmental assessment report for the applicable property described in such notice, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence of Contaminants that could reasonably be expected to give rise to a material liability and the estimated cost of any compliance, removal or remedial action in connection with any Contaminants that could reasonably be expected to give rise to a material liability on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of Group and the Borrower, and Group and the Borrower each hereby grants and agrees to cause any other Warnaco Entity that owns any property described in such request to grant at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment, and to, or to cause its respective Subsidiaries to, cooperate in all reasonable respects with the preparation of such assessment.
          Section 7.11 Additional Personal Property Collateral and Guaranties. To the extent not delivered to the applicable Facility Agents on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each of Group and the Borrower agrees promptly to do, or cause each of its respective Subsidiaries to do, each of the following, unless otherwise agreed by the Administrative Agent:
          (a) deliver to the Facility Agents such duly-executed supplements and amendments to the Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable, in order to ensure that each Domestic Subsidiary of Group (other than the Borrower) guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations;
          (b) deliver to the Facility Agents such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable, in order to effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable security interest having the priority described in Section 4.20 of this Agreement and the Collateral Documents in all personal property interests and other assets (including the Stock and Stock Equivalents and other debt Securities, but, in the case of Real Property, limited to Material Owned Real Property) of each Loan Party; provided, however, that in no event shall any Warnaco Entity be required to pledge in excess of 65% of the outstanding Voting Stock of any Foreign Subsidiary that is a direct Subsidiary of a Loan Party, unless (x) the Borrower and the Administrative Agent otherwise agree; (y) such Voting Stock has been granted as security in respect of other Indebtedness of a Warnaco Entity having substantially similar tax consequences to the Loan Parties under Section 956 of the Code or (z) such pledge or grant can be made without resulting in any material adverse tax consequences for the Warnaco Entities, taken as a whole (including any Person that becomes a Loan Party as a result of such pledge or grant);
          (c) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC or equivalent financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and
          (d) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          Section 7.12 [Intentionally Omitted].
          Section 7.13 Real Property.
          (a) Each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, (i) provide the Administrative Agent with a copy of each notice of default under any Lease with respect to any Material Leased Property received by any Warnaco Entity immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by any Warnaco Entity under any Lease with respect to any Material Leased Property simultaneously with its delivery of such notice under such Lease and (ii) notify the Administrative Agent at least 14 days prior to the date any Warnaco Entity takes possession of, or becomes liable under, any new Lease with respect to any Material Leased Property, whichever is earlier.
          (b) At least 15 Business Days prior to acquiring any Material Owned Real Property, each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, provide the Administrative Agent written notice thereof and, upon written request of the Administrative Agent, each of Group and the Borrower shall, and shall cause each of its respective Subsidiaries to, provide Phase I environmental reports on such Material Owned Real Property showing no condition that could give rise to material Environmental Liabilities and Costs.
          (c) To the extent not previously delivered to the Collateral Agent or the Administrative Agent, upon written request of the Administrative Agent, each of Group and the Borrower shall, and shall cause each other Loan Party to, execute and deliver to the Collateral Agent and the Administrative Agent, promptly and in any event not later than 45 days after receipt of such request (or such later date agreed to by the Administrative Agent in its sole discretion), a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, on the Material Owned Real Property of such Loan Party, together with (i) if requested by the Administrative Agent and such

Material Owned Real Property is located in the United States, all Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Material Owned Real Property; provided, however, that in no event shall any Warnaco Entity that is not a Loan Party be required to enter into a Mortgage in respect of Material Owned Real Property, unless (x) the Borrower and the Administrative Agent otherwise agree, (y) such Mortgage has been provided as security in respect of other Indebtedness of a Warnaco Entity having substantially similar tax consequences under Section 956 of the Code or (z) such pledge or grant can be made without resulting in any material adverse tax consequences for the Warnaco Entities, taken as a whole (including any Person that becomes a Loan Party as a result of providing such Mortgage).
          Section 7.14 Senior Notes. The Borrower shall, on or before the date 45 days prior to the scheduled maturity of the Senior Notes, repurchase (in accordance with Section 8.6(b)) or refinance (in accordance with Section 8.1(f)) all of the Senior Notes or cause the Legal Defeasance (as defined in the Senior Note Indenture) of all of the Senior Notes (in accordance with Article 8 of the Senior Note Indenture, including satisfaction of the conditions therefor under Section 8.04 thereof).
          Section 7.15 Post Closing Matters. Each of Group and the Borrower shall, and shall cause each of their respective Subsidiaries to, satisfy the requirements set forth on Schedule 7.15 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent.
ARTICLE VIII
NEGATIVE COVENANTS
          As long as any of the Obligations or Commitments remain outstanding, without the written consent of the Requisite Lenders, each of Group and the Borrower agrees with the Lenders and the Facility Agents that:
          Section 8.1 Indebtedness. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Secured Obligations (other than in respect of Hedging Contracts);
          (b) the Senior Notes in an aggregate outstanding principal amount not to exceed $160,890,000;
          (c) Indebtedness existing on the Closing Date and disclosed on Schedule 8.1 (Existing Indebtedness);
          (d) (i) Guaranty Obligations incurred by a Loan Party in respect of Indebtedness of another Loan Party otherwise permitted by this Section 8.1, (ii) Guaranty Obligations incurred by any Foreign Subsidiary in respect of the Indebtedness of a Foreign Subsidiary otherwise permitted by this Section 8.1 and (iii) unsecured Guaranty Obligations incurred by a Loan Party in respect of the Indebtedness of a Foreign Subsidiary permitted by clause (g) of this Section 8.1;

          (e) Capital Lease Obligations and purchase money Indebtedness incurred by a Warnaco Entity to finance the acquisition or construction of fixed assets in an aggregate outstanding principal amount not to exceed the Dollar Equivalent of $40,000,000 at any time;
          (f) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clauses (b), (c) and (e) of this Section 8.1 and of Indebtedness under the Canadian Facility; provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms not materially less favorable to the Warnaco Entity obligated thereunder (subject to market rates), including as to weighted average maturity and final maturity, than, the Indebtedness being renewed, extended, refinanced or refunded, (B) additionally with respect to any renewal, extension, refinancing or refunding of the Senior Notes, such renewal, extension, refinancing or refunding (i) is unsecured and not guaranteed by any Warnaco Entity that is not guaranteeing the Obligations, and (ii) has no payments of principal scheduled to be due and payable prior to three years after the Revolving Loan Maturity Date and (C) additionally with respect to any renewal, extension, refinancing or refunding of Indebtedness under the Canadian Facility, such renewal, extension, refinancing or refunding is not directly or indirectly guaranteed by, or secured by any assets of, any Loan Party;
          (g) Indebtedness of the Foreign Subsidiaries of Group not otherwise permitted under this Section 8.1; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Indebtedness (other than under the Canadian Facility) shall not exceed $100,000,000 at any time (with such dollar limitation not to be applicable with respect to the incurrence of such Indebtedness if (x) at the time of incurrence of such Indebtedness the Leverage Ratio for Group is less than 3.5 to 1.0 for the most recent four Fiscal Quarter period for which Financial Statements have been delivered pursuant to Section 6.1 on a pro forma basis after giving effect to such incurrence and the application of the proceeds thereof and (y) prior to the incurrence of such Indebtedness, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of the requirements under this parenthetical with respect to such incurrence and setting forth in reasonable detail the calculation of such Leverage Ratio);
          (h) a Sale and Leaseback Transaction permitted pursuant to Section 8.16, to the extent such transaction would constitute Indebtedness;
          (i) Indebtedness arising from intercompany loans from any Warnaco Entity to any other Warnaco Entity, provided, that such Investment is permitted to be made by such Warnaco Entity under Section 8.3(a);
          (j) Indebtedness incurred for the sole purpose of financing the payment of insurance premiums in the ordinary course of business, in an aggregate amount not to exceed $15,000,000 at any one time outstanding;
          (k) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;
          (l) Obligations under Hedging Contracts permitted under Section 8.17;
          (m) unsecured Earnout Obligations and Subordinated Indebtedness; and

          (n) other Indebtedness the aggregate Dollar Equivalent of the principal amount of which shall not exceed $50,000,000 at any time (of which not greater than the aggregate Dollar Equivalent of $20,000,000 may be secured by Liens at any time).
          Section 8.2 Liens, Etc. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign any right to receive income, except for:
          (a) Liens created pursuant to the Loan Documents;
          (b) Liens granted by a Foreign Subsidiary of Group securing the Indebtedness permitted under Section 8.1(g), which Liens for the avoidance of doubt shall not secure any Indebtedness under this Agreement;
          (c) Liens existing on the Closing Date and disclosed on Schedule 8.2 (Existing Liens);
          (d) Customary Permitted Liens;
          (e) purchase money Liens granted by a Warnaco Entity (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time of such Warnaco Entity’s acquisition thereof or promptly thereafter) securing Indebtedness permitted under Section 8.1(e) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;
          (f) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (c) or (e) of this Section 8.2 as long as such Lien does not cover any assets not subject to the Lien securing the Indebtedness being renewed, extended, refinanced or refunded;
          (g) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien thereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder;
          (h) Liens not otherwise permitted under this Section 8.2, other than in favor of the PBGC, arising out of judgments or awards in respect of which the applicable Warnaco Entity shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review; provided it shall have set aside on its books adequate reserves, in accordance with Agreement Accounting Principles, with respect to such judgment or award and; provided, further, that any such judgment shall not give rise to an Event of Default;
          (i) Liens on any bills of lading, airway bills, receipts and other applicable documents of title (and inventory and goods covered thereby) delivered with respect to letters of credit issued for the benefit of suppliers of inventory pursuant to facilities provided to a Foreign Subsidiary and in respect of which all inventory and goods are located outside the United States;
          (j) Liens securing Indebtedness incurred under Section 8.1(j); provided that such Liens shall only encumber Insurance Assets that relate directly to the Indebtedness such assets secure and that have an aggregate value not in excess of $15,000,000; and

          (k) other Liens (not covering any Inventory, Accounts or other Receivables of any Loan Party or proceeds of any of the foregoing) not otherwise permitted under this Section 8.2, securing obligations in an amount not to exceed $20,000,000 in an aggregate amount outstanding at any time.
          Section 8.3 Investments. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, directly or indirectly make or maintain any Investment except:
          (a) (i) Investments by any Warnaco Entity in any Warnaco Entity in an amount not exceeding the amount outstanding on the Closing Date and as set forth on Schedule 8.3, and (ii) additional Investments by (A) any Warnaco Entity in a Loan Party, (B) any Warnaco Entity that is not a Loan Party in any other Warnaco Entity, and (C) any Loan Party in a Warnaco Entity that is not a Loan Party (1) to the extent required by applicable law to fulfill statutory capital requirements in a maximum aggregate amount up to $10,000,000, and (2) solely for the purposes of funding (x) the operations of such Foreign Subsidiary (including Standby Letters of Credit Issued for the benefit of such Foreign Subsidiaries), not to exceed in the aggregate $25,000,000 at any time outstanding under this subclause (a)(ii)(C)(2)(x), and (y) the repayment of Indebtedness owed by such Warnaco Entity to any Loan Party and (3) to the extent necessary for such entity to pay taxes that are due and payable; provided, that in each case (other than investments made as capital contributions pursuant to subclause (ii)(C)(1)) such Investment shall be evidenced by a promissory note in form and substance satisfactory to the Administrative Agent, the Collateral Agent shall have a perfected security interest in such promissory note and no Event of Default shall have occurred and be continuing at the time such Investment is made or would result therefrom; provided, further, that in the case of investments made as capital contributions pursuant to subclause (ii)(C)(1) such Investment shall be permitted only to the extent that substantially concurrently with such Investment the Borrower shall have complied with the requirements of Section 7.11(b) (Additional Personal Property Collateral and Guaranties);
          (b) Investments in (i) cash and Cash Equivalents; provided that such cash and Cash Equivalents held by a Loan Party are held in a Blocked Account, a Restricted Account, a Control Account or otherwise in compliance with Section 4.7 of the Pledge and Security Agreement, and (ii) Investment Grade Debt Securities; provided that Investment Grade Debt Securities held by a Loan Party are held in a Securities Account or otherwise in compliance with Section 4.4 of the Pledge and Security Agreement;
          (c) Investments existing on the Closing Date and described on Schedule 8.3 (Existing Investments);
          (d) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable (including but not limited to those notes receivable held by the Borrower or its Subsidiaries pursuant to clause (b) of Section 8.4) and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;
          (e) Investments consisting of Stock or Stock Equivalents, obligations, securities or other property received in a bankruptcy proceeding or in settlement of claims arising in the ordinary course of business;
          (f) (i) advances or loans to directors or employees of the Warnaco Entities that do not exceed $2,000,000 in the aggregate at any one time outstanding (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the United States Sarbanes-Oxley Act of 2002), and (ii) advances for employee travel, relocation and other similar and customary expenses incurred in the ordinary course of business that do not exceed $3,000,000 in the aggregate at any one time outstanding;
          (g) Investments consisting of promissory notes received in connection with an Asset Sale permitted pursuant to Section 8.4(b); provided that such promissory notes are pledged to the Collateral Agent within three (3) Business Days’ of the receipt thereof by any Loan Party as additional Collateral pursuant to the Pledge and Security Agreement;
          (h) Guaranty Obligations permitted by Section 8.1;
          (i) Investments by the Borrower or any Subsidiary in Permitted Acquisitions;
          (j) [Intentionally Omitted];
          (k) other Investments in an aggregate amount invested not to exceed the Dollar Equivalent of $5,000,000 at any time; and
          (l) other Investments so long as (i) no Default or Event of Default shall have occurred and be continuing at the time such Investment is made or after giving effect thereto, (ii) the Fixed Charge Coverage Ratio for Group shall be at least 1.1 to 1.0 for the most recent four Fiscal Quarter period for which Financial Statements have been delivered pursuant to Section 6.1 on a pro forma basis after giving effect to the making of such Investment (as if such Investment had been made on the first day of such period), (iii) after giving pro forma effect to such Investment Available Credit is at least 25% of the Aggregate Borrowing Limit at such time and (iv) prior to the making of such Investment, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of the requirements under this clause (l) with respect to such Investment and setting forth in reasonable detail the calculation of such Fixed Charge Coverage Ratio and Available Credit.
          Section 8.4 Sale of Assets. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any Accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of its assets or, in the case of any Subsidiary of Group, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition being an “Asset Sale”), except:
          (a) the sale or disposition of inventory in the ordinary course of business;
          (b) the sale of any asset or assets (including, without limitation, a Subsidiary’s Stock) by a Warnaco Entity as long as (i) the purchase price paid to such Warnaco Entity for such asset shall be no less than the Fair Market Value of such asset at the time of such sale, (ii) no less than 75% of the purchase price for such asset shall be paid in cash and the remaining amount paid in notes receivable (provided that in the case of an Asset Sale consummated when no Loan or Loans or unreimbursed amounts in respect of drawn Letters of Credit are outstanding (Loan, Loans and Letters of Credit being used in this proviso as defined in each of this Agreement and the Canadian Facility), 50% of the purchase price for such asset may be paid in cash and the remaining amount paid in notes receivable) (which notes receivable shall be in form and substance reasonably satisfactory to the Administrative Agent), (iii) neither the seller of such assets nor any of its Affiliates shall have any subsequent payment obligations in respect of such sale, other than customary and standard indemnity obligations and as set forth in subclause (ii) above, (iv) no Default or Event of Default has occurred and is continuing at the time of such sale or would result from such sale, and (v) if the net cash proceeds received for all assets sold by the Loan Parties during any calendar year pursuant to this clause (b) shall exceed $10,000,000 in the aggregate, then (1) the Borrower shall prepay the Loans (first the Swing Loans until paid in full and then the Revolving Loans) promptly upon receipt of such net cash proceeds in the amount of all net cash proceeds received from time to time (including in respect of any note receivable) with respect to the sale that resulted in such excess occurring and all subsequent sales of assets by any Loan Party pursuant to this clause (b) during such calendar year and (2) with respect to the sale that resulted in such excess occurring and each subsequent sale of assets by any Loan Party pursuant to this clause (b) during such calendar year which results in net cash proceeds in excess of $500,000, the Borrower shall deliver to the Administrative Agent, no later than the date of such sale, a Borrowing Base Certificate as of the Business Day immediately preceding the date of such sale executed by a Responsible Officer of Group giving pro forma effect to such sale, which Borrowing Base Certificate shall show that the aggregate principal amount of Revolving Credit Outstandings does not exceed the Maximum Credit at such time(for purposes of this clause (v), net cash proceeds of an asset sale means proceeds of such asset sale received from time to time (including a payment on a note receivable) in cash or Cash Equivalents net of (x) the reasonable cash costs of sale, (y) taxes paid or payable as a result thereof and (z) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by a perfected Lien on the assets subject to such asset sale);
          (c) transfers of assets from (i) any Loan Party to any other Loan Party, (ii) any Loan Party to any Warnaco Entity that is not a Loan Party, provided that the aggregate Fair Market Value of assets sold, leased, transferred or otherwise disposed of pursuant to this subclause (ii) (other than pursuant to the next proviso of this subclause (ii)) shall not exceed $20,000,000 in the aggregate plus the Fair Market Value of any equipment and inventory owned on the Closing Date by a Loan Party in connection with its domestic manufacturing operations that are subsequently transferred to a Foreign Subsidiary, and provided further that the Loan Parties may transfer the Calvin Klein Underwear trademark and/or rights to use such trademark to one or more Warnaco Entities that are not Loan Parties so long as (A) each such transfer shall be on arm’s-length terms and the price paid to the transferring Loan Parties shall be no less than the Fair Market Value of such trademark at the time of such transfer, (B) each such transfer is for cash, Cash Equivalents and/or a note (such note to be on arm’s-length terms at a market interest rate and otherwise reasonably acceptable to the Administrative Agent and pledged to the Collateral Agent for the benefit of the Secured Parties), (C) no Default or Event of Default has occurred and is continuing at the time of such transfer or would result from such transfer and (D) the transferee of such trademark shall have entered into an agreement on terms reasonably satisfactory to the Administrative Agent pursuant to which such transferee agrees that the Collateral Agent may dispose of Inventory utilizing such trademark without restriction or royalty payment to the transferee, and (iii) any Warnaco Entity that is not a Loan Party to any other Warnaco Entity;
          (d) the licensing or sublicensing of trademarks and trade names by any Warnaco Entity; provided that (i) if the licensing or sublicensing is by a Loan Party, if the applicable trademark or trade name has generated sales in excess of $20,000,000 in the prior fiscal year, such license or sublicense (x) shall not have an initial term in excess of 7 years and (y) shall not have aggregate up-front payments and minimum guaranteed royalties in excess of $7,500,000 or, together with the aggregate up-front payments and minimum guaranteed royalties for all other such licenses and sublicenses, in an aggregate amount in excess of $25,000,000 and (ii) any such licensing or sublicensing to a Person other than a Loan Party shall take place on an arm’s-length basis;

          (e) the rental by the Warnaco Entities, as lessors or sub-lessors, in the ordinary course of their respective businesses, on an arm’s-length basis, of real property and personal property, in each case under leases (other than Capital Leases);
          (f) the sale or disposition of machinery and equipment no longer used or useful in the business of the Warnaco Entities;
          (g) any sale of fixed assets not in connection with a Sale and Leaseback Transaction that were purchased in connection with a proposed lease financing transaction within 45 days of such Asset Sale, which assets are subsequently leased back by the Borrower or one of its Subsidiaries;
          (h) any Asset Sale permitted by Section 8.7;
          (i) any Asset Sale in connection with a Sale and Leaseback Transaction permitted pursuant to Section 8.16(b); and
          (j) the sale of any asset listed on Schedule 8.4.
          Section 8.5 Restricted Payments. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:
          (a) Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower that owns Stock of such Subsidiary;
          (b) dividends and distributions declared and paid on the common Stock of Group and payable only in common Stock of Group;
          (c) cash dividends on the Stock of the Borrower to Group paid and declared in any Fiscal Year solely for the purpose of funding the following:
          (i) ordinary operating expenses of Group to cover, inter alia, fees and expenses of directors, directors’ and officers’ insurance, and costs associated with regulatory compliance, not in excess of $5,500,000 in the aggregate in any Fiscal Year; and
          (ii) payments by Group in respect of foreign, federal, state or local taxes owing by Group in respect of the Warnaco Entities, but not greater than the amount that would be payable by the Borrower, on a consolidated basis, if the Borrower were the taxpayer; and
          (d) other dividends and distributions on the Stock of Group and the Borrower and other redemptions, repurchases or other acquisitions of the Stock of Group and the Borrower, in each instance under this clause (d), so long as (i) the Fixed Charge Coverage Ratio for Group shall be at least 1.1 to 1.0 for the most recent four Fiscal Quarter period for which Financial Statements have been delivered pursuant to Section 6.1 on a pro forma basis after giving effect to the making of such Restricted Payment (as if such Restricted Payment had been made on the first day of such period), (ii) at the time such Restricted Payment is made and after giving effect thereto Available Credit is at least 25% of the Aggregate Borrowing Limit at such time and (iii) prior to the making of such Restricted Payment, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of the requirements under this clause (d) with respect to such Restricted Payment and setting forth in reasonable detail the calculation of such Fixed Charge Coverage Ratio and Available Credit;
provided, however, that the Restricted Payments described in subclause (c)(i) and clause (d) shall not be permitted if either (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Obligations) of any Warnaco Entity (as in effect on the Closing Date).
          Section 8.6 Prepayment and Cancellation of Indebtedness.
          (a) Neither Group nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, cancel any claim or Indebtedness owed to any of them except in the ordinary course of business consistent with past practice; provided that this Section 8.6(a) shall not apply to intercompany Indebtedness disclosed on Schedule 8.1 (Existing Indebtedness).
          (b) Neither Group nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that any Warnaco Entity may: (i) prepay the Obligations in accordance with the terms of this Agreement and prepay the Canadian Secured Obligations in accordance with the terms of the Canadian Facility, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii) make permitted repayments of any Indebtedness permitted by Section 8.1 hereof solely to the extent that such Indebtedness is “revolving”, (iv) prepay any intercompany Indebtedness payable to the Borrower or any of its Subsidiaries by the Borrower or any of its Subsidiaries, (v) repurchase the Senior Notes in the open market using then available Cash On Hand in an aggregate amount not to exceed $10,000,000, (vi) renew, extend, refinance and refund Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(f), and defease all of the Senior Notes on the terms set forth in Section 7.14 and (vii) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness of any Warnaco Entity so long as (A) no Default or Event of Default shall have occurred and be continuing at the time of any such prepayment, redemption, purchase, defeasance or satisfaction or after giving effect thereto, (B) the Fixed Charge Coverage Ratio for Group shall be at least 1.1 to 1.0 for the most recent four Fiscal Quarter period for which Financial Statements have been delivered pursuant to Section 6.1 on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction (as if such prepayment, redemption, purchase, defeasance or satisfaction had been made on the first day of such period), (C) at the time of such prepayment, redemption, purchase, defeasance or satisfaction and after giving effect thereto Available Credit is at least 25% of the Aggregate Borrowing Limit at such time and (D) prior to such prepayment, redemption, purchase, defeasance or satisfaction, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of the requirements under this clause (vii) with respect to such prepayment, redemption, purchase, defeasance or satisfaction and setting forth in reasonable detail the calculation of such Fixed Charge Coverage Ratio and Available Credit.
          Section 8.7 Restriction on Fundamental Changes. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, merge with any Person, consolidate with any Person, dissolve, acquire all or substantially all of the Stock or Stock Equivalents of any Person, acquire all or substantially all of the assets constituting a business, division, branch or other unit of operation or trademark of any Person, enter into any joint venture or partnership with any Person, or acquire or create any Subsidiary, except that:

          (a) any Warnaco Entity may merge into or consolidate with any Loan Party; provided, however, that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Loan Party and, if the Borrower is a party to any such merger or consolidation, the Borrower is the surviving entity of such merger or consolidation;
          (b) any Warnaco Entity that is not a Loan Party may merge into or consolidate with any other Warnaco Entity that is not a Loan Party; provided, however, that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Wholly Owned Subsidiary of Group;
          (c) any Warnaco Entity may form a new Wholly Owned Subsidiary; provided, however, that if a Domestic Subsidiary is formed, such Domestic Subsidiary shall become a Loan Party;
          (d) any Warnaco Entity which is inactive or dormant (meaning that on the date of determination and on a consolidated basis with its Subsidiaries, it has assets with an aggregate Fair Market Value of less than $100,000) may be dissolved, provided that if such Warnaco Entity is a Loan Party, all assets distributed upon dissolution shall be distributed to another Loan Party; and
          (e) any Warnaco Entity may consummate any Investment permitted under Section 8.3, including any Permitted Acquisition;
          provided, however, that in each case under this Section 8.7 both before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
          Section 8.8 Change in Nature of Business.
          (a) Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, engage as its primary business in any material line of business substantially different from those lines of business conducted by Group and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.
          (b) Group shall not engage in any business or activity other than (i) holding shares in the Stock of the Borrower, (ii) paying taxes, (iii) preparing reports to Governmental Authorities, national securities exchanges and its shareholders and debt holders, (iv) maintaining its legal existence, holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure, including the ability to incur fees, costs and expenses relating to such maintenance, (v) issuing Stock, (vi) performing its obligations and activities incidental thereto under the Loan Documents and under the Loan Documents (as defined in the Canadian Facility), (vii) making Restricted Payments and Investments to the extent permitted by this Agreement, (viii) entering into unsecured guaranties of Indebtedness and other obligations of its Subsidiaries to the extent permitted by Section 8.1(d) and (ix) activities incidental to the foregoing.
          Section 8.9 Transactions with Affiliates. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of Group which is not a Warnaco Entity; (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of Group which is not a Warnaco Entity; (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of Group which is not a Warnaco Entity; (d) repay any Indebtedness to any Affiliate of Group which is not a Warnaco Entity; or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of Group which is not a Warnaco Entity (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to such Warnaco Entity as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and (ii) salaries and other employee compensation to officers or directors of any Warnaco Entity.
          Section 8.10 Restrictions on Subsidiary Distributions; No New Negative Pledge. Other than (x) pursuant to the Loan Documents, the Senior Note Documents, the Canadian Facility, the documents governing any Indebtedness permitted under Section 8.1(g), any agreements governing any purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(e) or any renewal, extension, refinancing or refunding of any such Indebtedness or Capital Lease Obligations permitted under Section 8.1(f) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or any agreement governing any renewal, extension, refinancing or refunding of the Senior Notes or the Canadian Facility permitted under Section 8.1(f) (in which case, any prohibition or limitation shall not be materially more restrictive than the corresponding prohibition or limitation in the Senior Note Indenture or the Canadian Facility, as applicable, as in effect on the date hereof), (y) any restrictions consisting of customary non-assignment provisions that are entered into in the ordinary course of business consistent with prior practice to the extent that such provisions restrict the transfer or assignment of such contract or (z) with respect to any asset that is subject to a contract of sale permitted by Section 8.4 or which contract acknowledges that a waiver under Section 8.4 is necessary, each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to:
          (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, any other Warnaco Entity, or
          (b) enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of any Warnaco Entity to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations, including any agreement which requires other Indebtedness or Contractual Obligation to be equally and ratably secured with the Secured Obligations.
          Section 8.11 Modification of Constituent Documents. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments which do not materially and adversely affect the rights and privileges of any Warnaco Entity, or the interests of the Facility Agents or the Secured Parties under the Loan Documents or in the Collateral.
          Section 8.12 Modification of Certain Documents and Certain Debt. Neither Group nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any document governing Indebtedness permitted pursuant to Section 8.1(b) or Section 8.1(g), except for modifications to the terms of such Indebtedness (or any indenture or agreement in connection therewith) permitted under Section 8.13 (Modification of Debt Agreements) and modifications that do not materially adversely affect the interests of the Secured Parties under the Loan Documents or in the Collateral. Neither Group nor the Borrower shall permit the Canadian Borrower to amend, supplement, waive or otherwise modify (or to consent to any amendment, supplement, waiver or modification of) the Canadian Facility so as to (i) increase the aggregate Commitments under and as defined in the Canadian Facility to an amount greater than $50,000,000 or (ii) increase any borrowing base advance rate percentage thereunder above the maximum borrowing base advance rate percentage therefor as in effect on the date of execution of the Canadian Facility.
          Section 8.13 Modification of Debt Agreements. Neither Group nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, change or amend the terms of the Senior Note Documents (or any indenture, agreement or other material document entered into in connection therewith) if the effect of such amendment is to (a) increase the interest rate payable in cash on such Indebtedness, (b) change the dates upon which payments of principal or interest are due on such Indebtedness other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Indebtedness unless a corresponding covenant is added hereunder, (d) change the subordination provisions, if any, of such Indebtedness, (e) change the redemption or prepayment provisions of such Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any term (including any covenant) if such change or amendment would increase the obligations of the obligor or confer additional rights to the holder of such Indebtedness or Security in a manner materially adverse to any Warnaco Entity, the Facility Agents or any Lender.
          Section 8.14 Accounting Changes; Fiscal Year. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, change its (a) accounting treatment and reporting practices, except as required by Agreement Accounting Principles, the Financial Accounting Standards Board or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year.
          Section 8.15 Margin Regulations. Neither Group nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
          Section 8.16 Sale and Leasebacks Transactions.
          (a) [Intentionally Omitted].
          (b) Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the Dollar Equivalent of the aggregate Fair Market Value of all properties covered by Sale and Leaseback Transactions would exceed $10,000,000.
          Section 8.17 No Speculative Transactions. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.
          Section 8.18 Compliance with ERISA. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, or cause or permit any ERISA Affiliate to, cause or permit to occur (a) an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (b) an ERISA Event that would have a Material Adverse Effect.

          Section 8.19 Environmental. Each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to, allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that no Warnaco Entity shall be deemed in violation of this Section 8.19 if, as the consequence of all such Releases, the Warnaco Entities would not incur Environmental Liabilities and Costs in excess of $5,000,000 in the aggregate.
ARTICLE IX
EVENTS OF DEFAULT
          Section 9.1 Events of Default. Each of the following events shall be an Event of Default:
          (a) The Borrower shall (i) fail to pay any principal of any Loan or any Reimbursement Obligation under any Loan Document when the same becomes due and payable or (ii) fail to pay interest or fees under any Loan Document when due and such payment default shall continue for three (3) Business Days; or
          (b) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
          (c) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.1, Section 6.2, Section 6.12, Section 7.1, Section 7.6, Section 7.9, Section 7.11, Section 7.14, or Article VIII, or Section 4.7 of the Pledge and Security Agreement, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of Group or the Borrower becomes aware of such failure and (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
          (d) (i) any Warnaco Entity shall fail to make any payment on any Indebtedness (other than the Obligations) of any Warnaco Entity (or any Guaranty Obligation in respect of Indebtedness of any other Person) having a principal amount of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (or, in the case of the Canadian Facility under this clause (ii), if the effect of such event or condition is (x) to accelerate the maturity of the Indebtedness owing thereunder or (y) the declaration of an “Event of Default” under and as defined therein); or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment or, in connection with the Senior Notes, a provision requiring a prepayment or repurchase in the event of the receipt by a Warnaco Entity of proceeds of a debt issuance, equity issuance or an Asset Sale), prior to the stated maturity thereof; or
          (e) (i) any Warnaco Entity shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Warnaco Entity seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of

Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against a Warnaco Entity (but not instituted by a Warnaco Entity), either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) any Warnaco Entity shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or
          (f) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party thereto, or any Loan Party shall so state in writing; or
          (g) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected Lien having the priority described in Section 4.20 of this Agreement and the Collateral Documents, or any Loan Party shall so state in writing; or
          (h) one or more judgments or orders (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $20,000,000 in the case of a money judgment, to the extent not covered by insurance, shall be rendered against one or more Warnaco Entity and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (i) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $20,000,000 in the aggregate; or
          (j) there shall occur a Change of Control; or
          (k) a Warnaco Entity shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against a Warnaco Entity based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Warnaco Entities are likely to incur Environmental Liabilities and Costs in excess of $15,000,000 in the aggregate; or
          (l) the declaration of an “Event of Default” under and as defined in the Canadian Facility.
          Section 9.2 Remedies. During the continuance of any Event of Default,
          (i) the Administrative Agent may, and at the request of the Requisite Lenders, shall, by notice to the Borrower, declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Revolving Loan and each Issuer to Issue any Letter of Credit shall immediately terminate; and
          (ii) the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by notice to the Borrower, declare the Revolving Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon all such Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;
provided, however, that upon the occurrence of any of the Events of Default specified in Section 9.1(e) with respect to any Loan Party, (x) the Commitments of each Lender to make Loans and the commitments of each Issuer to Issue Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and provided, further, that in addition to the remedies set forth above, the Facility Agents and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including, without limitation, in the case of the Collateral Agent, all rights and remedies with respect to the Collateral provided under the Collateral Documents and in the case of all Agents, any other remedies provided by applicable law.
          Section 9.3 Actions in Respect of Letters of Credit. Upon the Revolving Credit Termination Date, or as required by Section 2.9, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8, for deposit in a Cash Collateral Account, the amount required to ensure that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(h), as shall have become or shall become due and payable by the Borrower to the Issuers or the Lenders in respect of the Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.
ARTICLE X
THE FACILITY AGENTS
          Section 10.1 Authorization and Action.
          (a) (i) Each Lender and each Issuer hereby appoints BofA as the Administrative Agent hereunder and under the other Loan Documents and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
          (ii) The Administrative Agent, each Lender and each Issuer hereby appoints BofA as the Collateral Agent hereunder and under the other Loan Documents and the Administrative Agent, each Lender and each Issuer authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, the

Administrative Agent, each Lender and each Issuer hereby authorizes the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Collateral Agent is a party, to exercise all rights, powers and remedies that the Collateral Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Administrative Agent, the Lenders, each Issuer and the other Secured Parties under such Collateral Documents.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), no Facility Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that no Facility Agent shall be required to take any action which (i) such Facility Agent in good faith believes exposes it to personal liability unless such Facility Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement, any other Loan Document or applicable Requirements of Law. Each Facility Agent agrees to give to each other Facility Agent, each Lender and each Issuer, to the extent required hereunder, prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.
          (c) In performing its functions and duties hereunder and under the other Loan Documents, (i) the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and (ii) the Collateral Agent is acting solely on behalf of the Administrative Agent, the Lenders and the Issuers, except, in the case of the Administrative Agent, to the limited extent provided in Section 2.7(b) and Section 11.2(c), and each of their respective duties are entirely administrative in nature. No Facility Agent assumes, and shall not be deemed to have assumed, any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as agent, fiduciary or trustee of or for any other Agent, Lender, Issuer or holder of any other Obligation. Any Facility Agent may perform any of its duties under any of the Loan Documents by or through its agents or employees.
          Section 10.2 Agent’s Reliance, Etc. None of the Facility Agents, any of their respective Affiliates, or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or any of the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent and the Collateral Agent: (a) may rely on the Register to the extent set forth in Section 11.2(c); (b) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Agent, any Lender or any Issuer and shall not be responsible to any other Agent, any Lender or any Issuer for any statements, warranties or representations made by or on behalf of Group or any of its Subsidiaries in or in connection with this Agreement or any of the other Loan Documents; (d) shall not have any duty to ascertain or to inquire either as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default; (e) shall not be responsible to any other Agent, any Lender or any Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
          Section 10.3 The Agents Individually. With respect to its Ratable Portion, BofA shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Facility Agent in its individual capacity as a Lender or as one of the Requisite Lenders, as the case may be. BofA and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as a Facility Agent hereunder or under the other Loan Documents.
          Section 10.4 Lender Credit Decision. Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Facility Agent or any other Lender or Issuer, conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon any Facility Agent or any other Lender or Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.
          Section 10.5 Indemnification. Each Lender agrees to indemnify each of the Facility Agents and each of its respective Affiliates and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by a Loan Party and without limiting its obligation to do so) from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, any Facility Agent or any of its Affiliates, directors, officers, employees, agents or advisors in any way relating to or arising out of this Agreement, any of the other Loan Documents or any action taken or omitted by any Facility Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Facility Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Facility Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable fees and disbursements of legal counsel) incurred by such Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that such Facility Agent is not reimbursed for such expenses by a Loan Party.
          Section 10.6 Successor Agents.
          (a) Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the other Facility Agents, the Lenders, the Issuers and the Borrower and shall, immediately upon giving such notice, be discharged from its duties and obligations under this Agreement and the other Loan Documents. Upon any such resignation by the Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, provided that such successor shall be a United States person as defined in Section 7701(a)(30) of the Code. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent, selected from among the Lenders. Such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. At any time after the discharge of a retiring Administrative Agent from its duties and obligations under this Agreement and prior to any Person accepting its appointment as a successor Administrative Agent, the Requisite Lenders shall assume and perform all of the duties of such retiring Administrative Agent hereunder until such time, if any, as a successor Administrative Agent shall become the Administrative Agent hereunder. After its resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement or any of the other Loan Documents.
          (b) Collateral Agent. The Collateral Agent may resign at any time by giving written notice thereof to the Administrative Agent, the Lenders, the Issuers and the Borrower. Upon any such resignation, the Administrative Agent shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Administrative Agent and shall have accepted such appointment, within 30 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent. Such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Promptly after any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents and to protect and maintain the Liens held by the Collateral Agent for the benefit of the Secured Parties (including delivery of any Collateral in its possession to the successor Collateral Agent). If no Person has accepted appointment as a successor Collateral Agent within 30 days after the retiring Collateral Agent’s giving of notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Administrative Agent shall assume and perform all of the duties of the retiring Collateral Agent hereunder until such time, if any, as the Administrative Agent shall appoint a successor Collateral Agent as provided for above. After its resignation, the retiring Collateral Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement or any of the other Loan Documents.

          Section 10.7 Concerning the Collateral and the Collateral Documents.
          (a) (i) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the Issuers and the other applicable Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection with the Revolving Credit Facility; provided, however, that notwithstanding anything to the contrary herein, the Administrative Agent shall have the right to manage, supervise and otherwise deal with the Collateral included in the Borrowing Base, including the right to make Protective Advances in an aggregate amount not to exceed the lesser of $25,000,000 and 10% of the Available U.S. Credit.
          (ii) The Administrative Agent, each Lender and each Issuer agrees that any action taken by the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Administrative Agent, the Lenders, the Issuers and the other Secured Parties. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection with the Collateral Documents; provided, that the Collateral Agent shall pay such amounts to the Administrative Agent for application in accordance with the provisions of this Agreement and the other Loan Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Group or any of its Subsidiaries, (iii) act as collateral agent for the Administrative Agent, the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the Administrative Agent and each Lender and Issuer to act as collateral sub-agent for the Collateral Agent, the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Account maintained by a Loan Party with, and cash and Cash Equivalents held by, the Administrative Agent, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable Requirements of Law or otherwise.
          (b) At the request of the Borrower, the Collateral Agent shall, and each of the Administrative Agent, the Lenders and the Issuers hereby authorizes and directs the Collateral Agent (without any further notice to or consent of any such Person) to, promptly release (or, in the case of clause (ii) below, release or subordinate as required by the holders of any Lien specified thereunder)

any Lien held by the Collateral Agent for the benefit of the Secured Parties against any of the following:
          (i) all of the Collateral and all Loan Parties, upon receipt of a written notice from the Administrative Agent that the Commitments and the Commitments (as defined in the Canadian Facility) have been terminated and all Loans, all Reimbursement Obligations and all other Secured Obligations and Canadian Secured Obligations that the Administrative Agent has been notified in writing are then due and payable have been paid in full (and, in respect of contingent Letter of Credit Obligations (as defined in each of this Agreement and the Canadian Facility), with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers(or, in the case of Letter of Credit Obligations (as defined in the Canadian Facility), satisfactory to the administrative agent and applicable letter of credit issuers under the Canadian Facility));
          (ii) any part of the Collateral that is subject to a Lien permitted by Sections 8.2(c), (e) or (f); and
          (iii) any part of the Collateral (A) sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) (other than an Asset Sale to a Loan Party) or (B) that constitutes Stock of a Subsidiary Guarantor if such Subsidiary Guarantor has been dissolved pursuant to Section 8.7(d).
          (c) Each of the Administrative Agent, the Lenders and the Issuers hereby authorizes and directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release (or subordinate) Liens to be released (or subordinated) pursuant to this Section 10.7 promptly upon the effectiveness of any such release (or subordination). Unless expressly permitted by a Loan Document (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement), the Collateral Agent shall not release any Lien or any Subsidiary Guarantor from its obligations under the Guaranty.
          Section 10.8 Collateral Matters Relating to Related Obligations. The provisions of this Agreement and the other Loan Documents relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Facility Agents, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Facility Agents and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Facility Agents shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but each Facility Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by any of the Facility Agents and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Facility Agents, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the other Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 and then only to the extent such right is provided for under the documents governing such Related Obligation and exercised in compliance with Section 11.7.
          Section 10.9 Posting of Approved Electronic Communications.
          (a) Each of the Agents, the Lenders, the Issuers and Group and the Borrower agree, and Group shall cause each other Loan Party to agree, that the Administrative Agent and the Collateral Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Facility Agents to be their electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Facility Agents from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, Group and the Borrower acknowledges and agrees, and Group shall cause each other Loan Party to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Facility Agents, the Lenders, the Issuers, Group and the Borrower hereby approves, and Group shall cause each other Loan Party to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and Group shall cause each other Loan Party to understand and assume, the risks of such distribution.
          (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE FACILITY AGENTS OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY OF THE AGENT AFFILIATES IN CONNECTION WITH

THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.
          (d) Each of the Lenders, the Issuers, Group and the Borrower agrees, and Group shall cause each other Loan Party to agree, that each Facility Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with such Agent’s generally-applicable document retention procedures and policies.
          Section 10.10 Syndication Agent; Co-Documentation Agents; Arrangers; Joint Bookrunners. Neither the Syndication Agent, the Co-Documentation Agents, the Joint Bookrunners nor the Arrangers shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity. Without limiting the foregoing, none of the Syndication Agent, the Co-Documentation Agents, the Joint Bookrunners nor the Arrangers shall have or be deemed to have any fiduciary relationship with any Lender or Issuer. Each Lender and Issuer acknowledges and agrees that it has not relied, and will not rely, on any of the Arrangers, the Joint Bookrunners, the Syndication Agent, the Co-Documentation Agents or any of the other Lenders or Issuers in deciding whether to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Amendments, Waivers, Etc.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
          (i) no amendment, waiver or consent with respect to the provisions contained in Section 2.13(h) shall be effective, unless in writing and signed by each Agent or Lender (and, in the case of clause tenth of such Section, the administrative agent under the Canadian Facility) required under the terms of such section to have consented thereto;
          (ii) no amendment, waiver or consent under this Agreement shall be effective to add any category of Collateral to the Borrowing Base unless in writing and signed by the Administrative Agent and the Super-Majority Lenders;
          (iii) no amendment, waiver or consent shall be effective to increase any Advance Rate above the applicable maximum set forth in the definition thereof, unless in writing and signed by each Lender;
          (iv) no amendment, waiver or consent with respect to the terms and conditions of the Collateral Documents shall be effective, unless in writing and signed by the Collateral Agent;

          (v) except to the extent any such amendment, waiver or consent would result in an increase of the aggregate Revolving Credit Commitments (it being understood that any Facility Increase does not constitute such an increase in Revolving Credit Commitments), no amendment, waiver or consent shall be effective with respect to the terms and provisions under Article II and any other provisions related solely to Revolving Credit Borrowings (including any conditions to such Borrowings or the Facility Increase and increases to interest rates and fees) and payment procedures under the Revolving Credit Facility, unless in writing and signed by the Administrative Agent and the Requisite Lenders;
          (vi) [Intentionally Omitted]; and
          (vii) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, in addition to the Requisite Lenders, do any of the following:
                    (A) waive any of the conditions specified in Section 3.1 (subject to Section 3.3) or Section 3.2 except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders;
                    (B) increase the Commitment of such Lender or subject such Lender to any additional obligation;
                    (C) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce, or postpone any scheduled date fixed for, the payment of principal, interest or fees owing to such Lender (it being understood that Section 2.9 does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;
                    (D) reduce the principal amount of any Loan or Reimbursement Obligation (other than by the payment or prepayment thereof) owing to such Lender;
                    (E) reduce the rate of interest on any Loan or Reimbursement Obligations owing to such Lender or any fee payable hereunder to such Lender or waive any such obligation (other than with respect to default interest);
                    (F) change the aggregate Ratable Portions of the Lenders which shall be required for the Lenders or any of them to take any action hereunder;
                    (G) release all or substantially all of the Collateral or release any Guarantor from its obligations under the Guaranty except as provided in Section 10.7 or as expressly provided under the Guaranty; or
                    (H) amend Section 11.7 or this Section 11.1 or the definition of the terms “Requisite Lenders,” “Ratable Portion” or “Super-Majority Lenders”; provided, that in connection with any Facility Increase, this Section 11.1 and the definition of “Ratable Portion,” “Requisite Lenders” and “Super-Majority Lenders” shall be deemed to be amended in order to provide the Lenders of such additional loans with voting rights proportionate to the Commitments of such new Lenders; and
provided, further, that:

          (i) any modification of the application of payments to the Loans pursuant to Section 2.9 or the reduction of the Revolving Credit Commitments pursuant to Section 2.5 shall require the consent of the Requisite Lenders;
          (ii) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(f), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder;
          (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Facility Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Facility Agent under this Agreement or any of the other Loan Documents; and
          (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or any of the other Loan Documents; and
provided, further, that (i) the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer, (ii) Schedule I (Commitments) may be amended from time to time by the Administrative Agent alone to reflect assignments of Commitments in accordance herewith and any increase in the Commitment of any Lender or any new Commitment of any Lender made in accordance herewith (including, without limitation, in accordance with clause (B) above or with respect to a Facility Increase) (with the Administrative Agent agreeing to remit to the Borrower a copy of any such amended Schedule I; provided, however, that the failure of the Administrative Agent to so remit such copy shall not affect any such assignment or any such increase in or new Commitment and shall not create any liability against the Administrative Agent), (iii) any Loan Documents may be amended from time to time by the Administrative Agent, the Collateral Agent and the relevant Loan Party alone (i.e. without any Lender consent or approval) to add a Subsidiary of Group as a Subsidiary Guarantor or as a grantor under a Collateral Document or to subject to the Lien of any applicable Loan Document assets or property not then subject to the Lien of such Loan Document and (iv) no amendment, waiver or consent shall, unless in writing and signed by the administrative agent under the Canadian Facility (so long as the Canadian Facility is in effect) in addition to the other Persons required above to take such action, (x) release, remove or eliminate any of the obligations of the Loan Parties under the Loan Party Canadian Facility Guaranty from the definition of Secured Obligations or otherwise from the obligations secured by the Collateral Documents, (y) change or delete the definition of Loan Party Canadian Facility Guaranty or (z) amend this Section 11.1 in a manner such that any such amendment, waiver or consent or any amendment, waiver or consent under clause (a)(i) above (as to clause tenth of Section 2.13(h)) would no longer require the written approval of the administrative agent under the Canadian Facility.
          (b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any applicable Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          (c) In connection with any proposed amendment, modification, waiver or termination (a "Proposed Change”) requiring the consent of all affected Lenders or of the Super-Majority Lenders, if the consent of Requisite Lenders is obtained, but the consent of other applicable Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender and there is no continuing Event of Default, at the Borrower’s request (and at the Borrower’s sole cost and expense), the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          Section 11.2 Assignments and Participations.
          (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that:
          (i) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitment, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment;
          (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except (I) with the consent of the Borrower and the Administrative Agent or (II) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender; and
          (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent, each Issuer and the Borrower (which consents shall not be unreasonably withheld or delayed);

and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.
          (b) The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined in clause (c) below), an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 (other than in the case of an assignment by a Lender to an Affiliate of such Lender or by any Agent or their respective Affiliates) from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (c) The Administrative Agent shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Issuers, the Revolving Credit Commitments of and principal amount of the Revolving Loans, Swing Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations) owing to each Lender and each Issuer from time to time (the “Revolving Credit Facility Register” or the “Register”). The entries in the Revolving Credit Facility Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Revolving Credit Facility Register as a Lender or as an Issuer, as the case may be, for all purposes of this Agreement. The Revolving Credit Facility Register shall be available for inspection by the Borrower and the Facility Agents at any reasonable time and from time to time upon reasonable prior notice. No Revolving Loan, Swing Loan, Letter of Credit Obligation, Reimbursement Obligation, nor any Assignment and Acceptance or Assumption Agreement, shall be effective unless it is entered in the Register in due course.
          (d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans and drawn Letters of Credit are registered obligations and the right, title, and interest of the Lenders and Issuers, as the case may be, and their assignees in and to such Loans or drawn Letters of Credit, as the case may be, shall be transferable only upon notation of such transfer in the Register. This Section 11.2 shall be construed so that the Loans and drawn Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations). Solely for purposes of this Section 11.2 and for tax purposes only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining the Register and such notations of transfer in the Register.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

          (f) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:
          (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and
          (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent, any Issuer or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent, any Issuer or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;
provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Section 2.14(d), Section 2.15, and Section 2.16 as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14(d), Section 2.15, or Section 2.16 to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder. In addition, each Lender granting a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make pursuant to clause (i) above, (x) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each Special Purpose Vehicle which has funded all or any part of any Loans that such Lender would otherwise be obligated to make pursuant to this Agreement, specifying such Special Purpose Vehicle’s entitlement to payments of principal and interest with respect to such Loans and (y) shall collect (and deliver copies thereof to each of the Administrative Agent and the Borrower), prior to the time such Special Purpose Vehicle receives payments with respect to such funded Loans, from each Special Purpose Vehicle the appropriate forms, certificates and statements described in Section 2.16(f) (and updated as required by Section 2.16(f)) as if such Special Purpose Vehicle were a Lender under Section 2.16(f).
          (g) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.7(b). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Agents, the Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.14(d), Section 2.15 and Section 2.16 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make any payment under Sections 2.14(d), Section 2.15 and Section 2.16 to the participants in the rights and obligations of any Lender (together with such Lender) in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, any Agent or the other Lenders.
          (h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender, subject to the provisions under this Section 11.2 relating to notations of transfer in the Register.
          (i) For purposes of this Section 11.2, with respect to each Letter of Credit, if an Issuer transfers its rights with respect to the Borrower’s Reimbursement Obligation with respect to a Letter of Credit such Issuer shall give notice of such transfer to the Administrative Agent for notation in the Revolving Credit Facility Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit Issued prior to such date.

          Section 11.3 Costs and Expenses.
          (a) Group and the Borrower agree, jointly and severally, upon demand to pay, or reimburse each Facility Agent and BAS for, all of such Facility Agent’s and BAS’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Facility Agents’ counsel, Kaye Scholer LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance advisers, and other consultants and agents) incurred by such Facility Agent or BAS in connection with (i) such Facility Agent’s or BAS’s audit and investigation of any of the Warnaco Entities in connection with the preparation, negotiation and execution of the Loan Documents and the Administrative Agent’s periodic audits of any of the Warnaco Entities, as the case may be; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the other Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the rights and responsibilities of each Facility Agent hereunder and under the other Loan Documents; (v) the protection, collection or enforcement of any of the Secured Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to any of the Secured Obligations, any Warnaco Entity, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which any Facility Agent or BAS is served or deposition or other proceeding in which any Facility Agent or BAS is called to testify, in each case, relating in any way to any of the Obligations, any Warnaco Entity, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.
          (b) Group and the Borrower further agree, jointly and severally, to pay or reimburse each Arranger, each Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Arranger, such Agent, such Lender or such Issuer (i) in enforcing any Loan Document, any Secured Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to any of the Secured Obligations, any Warnaco Entity and related to or arising out of any of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in any of clauses (i) through (iii) above.
          Section 11.4 Indemnities.
          (a) Group and the Borrower agree, jointly and severally, to indemnify and hold harmless each Arranger, each Agent, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each such Person being an

“Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Secured Obligation, any Letter of Credit or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of any of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that neither Group nor the Borrower shall not have any obligation under this Section 11.4 (i) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (ii) with respect to taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Section 2.16, and (iii) to an Indemnitee with respect to any Indemnified Matter that does not involve an act or omission of any Warnaco Entity or affiliate thereof and is brought by one Indemnitee against another Indemnitee. Without limiting the foregoing, Indemnified Matters include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of any Warnaco Entity involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Warnaco Entity; (iii) any costs or liabilities incurred in connection with any Environmental Lien; (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including CERCLA and applicable state property transfer laws, whether, with respect to any of such matters, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to any Warnaco Entity, or the owner, lessee or operator of any property of any Warnaco Entity by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent incurred following (A) foreclosure by any Facility Agent, any Lender or any Issuer, or any Facility Agent, any Lender or any Issuer having become the successor in interest to any Warnaco Entity, and (B) attributable solely to acts of the Arrangers, the Facility Agents, such Lender or such Issuer or any agent on behalf of the Facility Agents or such Lender.
          (b) Group and the Borrower shall, jointly and severally, indemnify each Agent, each Arranger, each Lender and each Issuer for, and hold each Agent, each Arranger, each Lender and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against any Agent, Arranger, Lender or any Issuer for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Warnaco Entity in connection with the transactions contemplated by this Agreement.
          (c) Group and the Borrower agree, jointly and severally, that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Secured Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

          Section 11.5 Limitation of Liability.
          (a) Group and the Borrower agree, jointly and severally, that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Warnaco Entity or any equity holders or creditors of any Warnaco Entity for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages and each of Group and the Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          Section 11.6 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of a Loan Party against any and all of the Secured Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Secured Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) which such Lender may have.
          Section 11.7 Sharing of Payments, Etc.
          (a) If any Lender (directly or through an Affiliate thereof) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans owing to it (including any interest or fees in respect thereof or amounts due pursuant to Section 11.3 or Section 11.4) or derived from Collateral (in each case, other than pursuant to Section 2.14, Section 2.15 or Section 2.16) in excess of its Ratable Portion of payments obtained by all the Lenders on account of such Obligations, such Lender (each, a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

          (b) If any Lender shall, after the sharing of payments as set forth in clause (a) above, hold payments in excess of its Loans, such Lender shall pay such amounts to the Administrative Agent for application pursuant to Section 2.13(h).
          (c) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Lender, such purchase from each applicable Selling Lender shall be rescinded and such Lender shall repay to such Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment to (ii) the total amount so recovered from such Purchasing Lender) of any interest or other amount paid or payable by such Purchasing Lender in respect of the total amount so recovered.
          (d) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          Section 11.8 Notices, Etc.
          (a) Notices. All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record, and addressed to the party to be notified as follows:
          (i) if to Group or the Borrower:

c/o The Warnaco Group Inc.
501 7th Avenue
New York, NY 10018
Attention:	Chief Financial Officer
Telecopy No:	(212) 287-8546

with a copy to the Assistant General Counsel of Group
Email:	ealford@warnaco.com
          (ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance or Assumption Agreement;
          (iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices);
          (iv) if to the Administrative Agent:

Bank of America, N.A.
335 Madison Avenue
New York, New York 10017
Attention:	Business Capital- Account Executive
Email: kevin.w.corcoran@bankofamerica.com
Telecopy No.: (212) 503-7350

          with a copy to:
Bank of America, N.A.
335 Madison Avenue
New York, New York 10017
Attention: Legal Department
Email: girolamo.m.saccone@bankofamerica.com
Telecopy No.: (212) 503-7350
          and
          (v) if to the Collateral Agent:
Bank of America, N.A.
335 Madison Avenue
New York, New York 10017
Attention: Business Capital-
                 Account Executive
Email: kevin.w.corcoran@bankofamerica.com
Telecopy No.: (212) 503-7350
          with a copy to:
Bank of America, N.A.
335 Madison Avenue
New York, New York 10017
Attention: Legal Department
Email: girolamo.m.saccone@bankofamerica.com
Telecopy No.: (212) 503-7350
or at such other address as shall be notified in writing (i) in the case of Group, the Borrower and the Facility Agents, to the other parties and (ii) in the case of all other parties, to the Borrower and the Facility Agents. All such notices and communications shall be effective upon (1) personal delivery (if delivered by hand, including any overnight courier service), (2) when deposited in the mails (if sent by mail), (3) if delivered by posting to an Approved Electronic Platform, an internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (4) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article X shall not be effective until received by the Administrative Agent.
          (b) Use of Electronic Platform. Notwithstanding clause (a) above (unless the Administrative Agent requests that the provisions of clause (a) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic

Communications to the Facility Agents by transmitting such Approved Electronic Communications electronically (in a format acceptable to the applicable Facility Agent) to kevin.w.corcoran@bankofamerica.com or such other electronic mail address (or similar means of electronic delivery) as such Facility Agent may notify the Borrower. Nothing in this clause (b) shall prejudice the right of any Facility Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner prescribed in this Agreement.
          Section 11.9 No Waiver; Remedies. No failure on the part of any Lender, Issuer or any Facility Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 11.10 Binding Effect. This Agreement shall become effective when it shall have been executed by Group, the Borrower and the Facility Agents and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of Group, the Borrower, the Facility Agents and each Lender and their respective successors and assigns, except that neither Group nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          Section 11.11 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the internal law of the State of New York.
          Section 11.12 Submission to Jurisdiction; Service of Process.
          (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, Group and the Borrower hereby each accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) Each of Group and the Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any of the other Loan Documents by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to Group and the Borrower at its address specified in Section 11.8. Each of Group and the Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Nothing contained in this Section 11.12 shall affect the right of any Facility Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.
          (d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agents could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.
          Section 11.13 Waiver of Jury Trial. Each Facility Agent, each of the Lenders, the Issuers, Group and the Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.
          Section 11.14 Marshaling; Payments Set Aside. None of the Facility Agents, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to any Facility Agent, the Lenders or the Issuers or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          Section 11.15 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
          Section 11.16 [Intentionally Omitted].
          Section 11.17 [Intentionally Omitted].
          Section 11.18 Entire Agreement. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.
          Section 11.19 Confidentiality.
          (a) No Agent or any Lender may disclose to any Person any confidential, proprietary or non-public information of the Warnaco Entities furnished to the Agents or the Lenders by Group or the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agents and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) if reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.19, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 11.19 by such Agent or such Lender, or (B) is or becomes available to such Agent or such Lender on a nonconfidential basis from a source other than a Warnaco Entity and (viii) with the prior written consent of Group or the Borrower.
          (b) Neither Group nor the Borrower may disclose to any Person the amount or terms of any fees payable to any Agent, any Arranger or any Lender (such information being collectively referred to herein as the “Facility Information”), except that Group or the Borrower may disclose the Facility Information (i) to its and its respective Affiliates’ employees, officers, directors, agents and advisors who have a need to know the Facility Information in connection with this Agreement and the transactions contemplated hereby or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process.
          Section 11.20 Patriot Act Notice. The Agents, the Issuers and the Lenders hereby notify Group and the Borrower that, pursuant to the requirements of the Patriot Act, the Agents, the Issuers and the Lenders are required to obtain, verify and record information that identifies each of Group, the Borrower and the other Loan Parties, including its legal name, address, tax ID number and other information that will allow the Agents, the Issuers and the Lenders to identify it in accordance with the Patriot Act. The Agents, the Issuers and the Lenders may require information regarding Group’s, the Borrower’s and other Loan Parties’ management and owners, such as legal name, social security number and date of birth.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Warnaco Inc., as Borrower
By:	/s/ Lawrence R. Rutkowski
	Name:	Lawrence R. Rutkowski
	Title:	Executive Vice President and CFO

The Warnaco Group, Inc., as Group
By:	/s/ Lawrence R. Rutkowski
	Name:	Lawrence R. Rutkowski
	Title:	Executive Vice President and CFO

Bank of America, N.A., as Administrative Agent and Collateral Agent
By:	/s/ Kevin W. Corcoran
	Name:	Kevin W. Corcoran
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

Issuers Bank of America, N.A.
By:	/s/ Kevin W. Corcoran
	Name:	Kevin W. Corcoran
	Title:	Vice President

The Bank of Nova Scotia
By:	/s/ Brian S. Allen
	Name:	Brian S. Allen
	Title:	Managing Director

SIGNATURE PAGE TO CREDIT AGREEMENT

Lenders Bank of America, N.A.
By:	/s/ Kevin W. Corcoran
	Name:	Kevin W. Corcoran
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

HSBC BUSINESS CREDIT (usa) INC.
By:	/s/ Kysha Pierre-Louis
	Name:	Kysha Pierre-Louis
	Title:	Vice President

JP MORGAN CHASE BANK, N.A.
By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Vice President

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE INC.
By:	/s/ Jennifer Mannila
	Name:	Jennifer Mannila
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Jeffrey D. Patton
	Name:	Jeffrey D. Patton
	Title:	Asset-Based Loan Officer

TD BANK, N.A.
By:	/s/ Matthew Leighton
	Name:	Matthew Leighton
	Title:	Vice President

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Roberts A. Bass
	Name:	Roberts A. Bass
	Title:	Senior Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.
By:	/s/ Michael S. Burns
	Name:	Michael S. Burns
	Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA
By:	/s/ Brian S. Allen
	Name:	Brian S. Allen
	Title:	Managing Director

UBS LOAN FINANCE LLC
By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director Banking Products Services, US

By:	/s/ Irja R. Olsa
	Name:	Irja R. Olsa
	Title:	Associate Director Banking Products Services, US

UPS CAPITAL CORPORATION
By:	/s/ John P. Holloway
	Name:	John P. Holloway
	Title:	Director of Portfolio Management

INTENSA SANPAOLO S.P.A. NEW YORK BRANCH
By:	/s/ Frank Maffei
	Name:	Frank Maffei
	Title:	Vice President

By:	/s/ Francesco Di Mario
	Name:	Francesco Di Mario
	Title:	FVP, Credit Manager

ISRAEL DISCOUNT BANK OF NEW YORK
By:	/s/ Virginia J. Pulverenti
	Name:	Virginia J. Pulverenti
	Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

By:	/s/ Paul P. Neydavood
	Name:	Paul P. Neydavood
	Title:	Assistant Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

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